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                                                                    Exhibit 10-1







                             CONTRIBUTION AGREEMENT


     THIS CONTRIBUTION AGREEMENT (this "Agreement") is made and entered into as of the 4th day of December, 1998, between AMERICAN REAL ESTATE INVESTMENT, L.P., a Delaware limited partnership ("Acquiror"), and the parties reflected on the signature pages hereto as "Contributor" (such entities are sometimes referred to in this Agreement, individually and collectively, as the context requires, as "Contributor") and "OP Unit Recipients."

                                    RECITALS

     A. Contributor is the owner of fee title and other interests in 3 office and industrial buildings located at 8677 Logo 7 Court, Indianapolis, IN ("Logo 7 Court"); 4400 West 96th Street, Indianapolis, IN ("4400 West 96th"); and 6402 Corporate Drive, Indianapolis, IN ("6402 Corporate Drive"; and collectively with Logo 7 Court, and 4400 West 96th, the "Properties"); and 1 office and industrial building located at 351 West 10th Street, Indianapolis, IN ("351 West 10th" or the "Additional Property");.

     B. Contributor desires to contribute and convey to Acquiror all of its interests relating to the Properties and the Additional Property to Acquiror, and Acquiror desires to acquire and accept same from Contributor, each upon and subject to the terms and conditions of this Agreement.

     THEREFORE, in consideration of and in reliance upon the terms, covenants, conditions and representations contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Contributor and Acquiror agree as follows:


     1. CONTRIBUTION

     Subject to and upon the terms and conditions contained in this Agreement, Contributor agrees to contribute and convey to Acquiror and Acquiror agrees to accept and to assume, all of Contributor's right, title and interest (whether now or hereafter existing) in and to the Properties and the Additional Property, consisting of:

          A. those certain parcels of real estate comprising approximately Forty-Six (46) acres and more particularly described in Exhibit A attached to this Agreement (collectively, the "Land"); together with all and singular the easements, covenants, agreements, rights, tenements, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining;

     B. any land lying in the bed of any street, alley, road or avenue (either open, closed or proposed) within, in front of, behind or otherwise adjoining the Land; and any award made or to be made as a result of or in lieu of condemnation affecting the Properties or the Additional Property or any part thereof, and any award for damage to the Properties, the Additional Property or any part thereof by reason of casualty;


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          C. all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land, including, without limitation, the 4 office and industrial buildings at Logo 7 Court, 4400 West 96th, 351 West 10th and 6402 Corporate Drive, together with any and all structures and facilities, plumbing, air conditioning, heating, ventilating, air conditioning, mechanical, electrical and other utility systems, water and sewage facilities (including wells and septic systems), parking lots, landscaping, sidewalks, signs and light fixtures, which are not owned by tenants under the Leases (as defined below) or leased by such tenants from third parties (collectively, the "Improvements");

          D. all furniture, furnishings, fixtures, equipment, machinery, supplies, tools, parts, and other tangible personalty of every kind and description situated in, on, over or under the Land or any part thereof or used in connection with the Properties or the Additional Property that are owned by Contributor, together with all replacements and substitutions therefor (collectively, the "Personal Property"), all of which are more particularly described in Exhibit B attached to this Agreement;

          E. all existing surveys, blueprints, drawings, plans and specifications (including, without limitation, structural, HVAC, mechanical and plumbing, water and sewer plans and specifications) and other documentation for or with respect to the Properties, the Additional Property or any part thereof, all available tenant lists and data, correspondence with past, present and prospective tenants, vendors, suppliers, utility companies and other third parties, booklets, manuals and promotional and advertising materials concerning the Properties, the Additional Property or any part thereof; and such other existing books, records and documents (including, without limitation, those relating to ad valorem taxes) used in connection with the operation of the Properties, the Additional Property or any part thereof;

          F. to the extent assignable, all intangible personal property now or hereafter owned by Contributor and used in connection with or arising from the business now or hereafter conducted on or from the Properties, the Additional Property or any part thereof, including, without limitation, claims, choses in action, lease and other contract rights, names and telephone exchange numbers. A list of all employment, union, purchase, service and maintenance agreements, equipment leases and any other agreements, contracts, licenses and permits, including, without limitation, cable television and satellite master antenna television system agreements, affecting or pertaining in any way to the Properties, the Additional Property or any part thereof (collectively, the "Service Contracts") is attached to this Agreement as Exhibit C; and

          G. Seller's interest, as fee owner and landlord, in all leases for portions of the Properties or the Additional Property, as the case may be. A summary of all current leases affecting the Properties, the Additional Property or any part thereof (collectively, the "Leases," with such summary being referred to in this Agreement as the "Rent Roll"), including each tenant's name, a description of the space leased, the amount of rent due and the amount of security deposit paid, the term of each Lease, and a description of any right to renew or extend, is attached to this Agreement as Exhibit D.

     2. EARNEST MONEY

     Within three (3) business days after the expiration of the Inspection Period (as defined herein), Acquiror shall deliver to First American Title Insurance Company ("Escrowee") a check payable to Escrowee or wire transferred federal funds in the amount of Two Hundred Thousand



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Dollars ($200,000) (the "Earnest Money"). The Earnest Money, together with any and all interest earned thereon (net of any investment costs), shall hereinafter be referred to as the "Earnest Money." The Earnest Money shall be invested and applied in accordance with the terms and conditions of the Escrow Agreement attached hereto as Exhibit E. The Escrow Agreement shall be executed and delivered by Contributor, Acquiror and Escrowee contemporaneously with the execution and delivery of this Agreement. Upon the Closing, the Earnest Money shall be returned to Acquiror.


     3. CONTRIBUTION CONSIDERATION; OP UNITS; OTHER AGREEMENTS

          A. General. Acquiror's sole general partner is American Real Estate Investment Corporation, a Maryland corporation (the "REIT"). The REIT is a real estate investment trust whose common stock is listed on the American Stock Exchange (the "AMEX").

          B. Contribution Consideration.

                    (i) The aggregate consideration to be paid to Contributor by Acquiror at the Closing for the Properties (the "Contribution Consideration") shall consist of the following:

                              (1) that number of OP Units (as defined below)
                    equal to (a) 691,651; plus or minus (b) the amount of OP Units equal to the net amount of prorations described in
                    Section 6C credited to Acquiror or Contributor, as the case may be, divided by $17.50; minus (c) the aggregate amount of Additional Cash Consideration elected to be received by Contributor as provided in Section 3B(i)(3) below, divided by $17.50; plus

                              (2) that number of OP Units equal to the excess,
                    if any, of (a) Twenty Two Million Eighty-Nine Thousand Three Hundred One Dollars ($22,089,301) over (b) the total amount of principal outstanding under the Permitted Existing Indebtedness (as hereinafter defined) with respect to the Properties at the Closing, divided by $17.50; plus

                              (3) at Contributor's election, exercisable by
                    written notice to Acquiror given at any time not later than twenty (20) days from the date of this Agreement, up to an additional Three Million Dollars ($3,000,000) in cash (the "Additional Cash Consideration"), which shall be paid to Post 70 Building 7 Partners.

                    (ii) The aggregate consideration to be paid to Contributor by Acquiror at the Additional Closing for the Additional Property (the "Additional Consideration") shall consist of the following:

                              (1) that number of OP Units equal to (a) 44,507;
                    plus or minus (b) the amount of OP Units equal to the net amount of prorations described in Section 6C credited to Acquiror or Contributor, as the case may be, divided by $17.50; plus

                              (2) that number of OP Units equal to the excess,
                    if any, of (a) Two Million Eight Hundred Fifteen Thousand Dollars ($2,815,000) over (b) the total amount of principal outstanding under the Permitted Existing Indebtedness with

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                    respect to the Additional Property at the Additional
                    Closing, divided by $17.50; provided, however, that, to the extent that Contributor has not elected to take the entire $3 million of Additional Cash Consideration, Contributor shall be entitled to elect to receive cash exercisable by written notice to Acquiror given at any time not later than twenty (20) days from the date of this Agreement in lieu of such OP Units in this Section 3B(ii)(2); provided, however, that the Additional Cash Consideration together with the cash received pursuant to this Section 3B(ii)(2) shall not exceed $3 million.

If the calculation of the number of OP Units to be included in the Contribution Consideration or Additional Consideration as provided herein would result in a fraction of an OP Unit being delivered to Contributor, then the fraction shall be rounded to the nearest whole number and a corresponding adjustment shall be made to the amount of cash to be paid to the Contributor as provided in Section 3B(i)(2) or Section 3B(ii)(2).

                    (iii) The Contribution Consideration and the Additional Consideration (as calculated based on an agreed upon value of $17.50 per OP Unit) shall be allocated in proportion to the following relative values of the Properties and Additional Property, subject to the effect of prorations with respect to each of the Properties and the Additional Property, as the case may be:

                          Logo 7 Court                        $16,808,320
                          4400 West 96th                        9,134,172
                          351 West 10th                         3,593,877
                          6402 Corporate Drive                  8,250,695
                                                              -----------
                                                              $37,787,064

The number of OP Units included in the Contribution Consideration and the Additional Consideration, and the amount of the Earnest Money deposited by Acquiror hereunder, shall be allocated to each of the Properties pro rata based on the amount of the Contribution Consideration allocable to each as set forth above.

          C. Issuance of OP Units. Units of limited partnership interest in Acquiror (the "OP Units") shall be issued and delivered in the names of and for distribution to those recipients set forth in Exhibit F attached hereto (the "OP Unit Recipients"). The OP Units shall be designated as OP Units pursuant to
Section 4.1 of Acquiror's Amended and Restated Agreement of Limited Partnership dated as of December 12, 1997, as amended from time to time (the "Partnership Agreement"). After the first anniversary of the Closing and the Additional Closing, as the case may be, the OP Units delivered at such closing shall be convertible at any time or from time to time for shares ("Conversion Shares") of the common stock, par value $.001 per share, of the REIT ("Stock") on a one-for-one basis, or for cash as provided in and subject to the conditions and restrictions contained in the Partnership Agreement; provided, however, that on or prior to the Closing, the REIT, as the general partner of Acquiro shall agree, pursuant to Section 4.2(c) of the Partnership Agreement, that upon the issuance and delivery of the OP Units pursuant to this Agreement, and subject to the terms and provisions of this Agreement and the OP Unit Recipient Agreement (as defined below), the OP Unit Recipients will acquire an interest in, and may exercise or otherwise participate in, any Conversion Rights (as defined in the Partnership Agreement) with respect to the OP Units pursuant to Article XII of the Partnership Agreement. Distributions payable by Acquiror for the first distribution of Net Operating Cash Flow (as defined in and pursuant to the Partnership Agreement) after the Closing or the Additional Closing, as the case may be, with respect to the


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OP Units issued pursuant to this Agreement shall be made to the OP Unit
Recipients on a pro rata basis based upon the number of days that the OP Unit Recipients held such OP Units during the calendar quarter in which the Closing or the Additional Closing, as the case may be, occurs.

          D. Permitted Existing Indebtedness. As provided in Section 3B(i)(2)(b), Contributor may convey the Properties and the Additional Property subject to, existing mortgage indebtedness encumbering the Properties and the Additional Property (the "Permitted Existing Indebtedness"), provided, that (i) the principal amount of Permitted Existing Indebtedness (A) with respect to the Properties shall not exceed $22,089,301 and (B) with respect to the Additional Property shall not exceed $2,815,000, (ii) all interest payable through the last payment date shall have been paid in full and current accrued but unpaid interest shall be prorated, (iii) no event of default shall exist under the mortgages securing the Permitted Existing Indebtedness (the "Existing Mortgages") and no condition shall exist which, with the giving of notice or the passage of time would constitute an event of default under such Existing Mortgages in each case as evidenced by an estoppel certificate from the current holder of each such Existing Mortgage in form and substance satisfactory to Acquiror, and (iv) at or prior to Closing, the terms of the Permitted Existing Indebtedness shall have been restructured to reflect the terms set forth on
Schedule 3D attached to this Agreement or such other terms as are acceptable to Acquiror.

          E. Transfer Restrictions. Each OP Unit Recipient, by his execution and delivery of this Agreement, agrees that he may only sell, transfer, assign, pledge or encumber, or otherwise convey, any or all of the OP Units issued and delivered to him in connection with this transaction and, if applicable, any Conversion Shares (any of the foregoing, a "Transfer") in strict compliance with this Agreement, the Partnership Agreement, the charter documents of the REIT, the registration and other provisions of the Securities Act of 1933 as amended and the rules and regulations promulgated thereunder (the "Securities Act"), any state securities laws, and the rules of the AMEX or any other exchange or quotation system on which the REIT's securities are listed for trading, in each case as may be applicable (collectively, the "Transfer Requirements"). Each OP Unit Recipient shall have the registration rights with respect to the Conversion Shares issuable in respect of its OP Units set forth in the OP Unit Recipient Agreement.

          F. Lock-Up Period. Each OP Unit Recipient agrees that for a period of twelve (12) months following the Closing (with respect to the OP Units delivered at the Closing) and the Additional Closing (with respect to the OP Units delivered at the Additional Closing) (the "Lock-Up Period") he shall not, nor shall he seek to, in any way or to any extent, directly or indirectly exchange or convert (pursuant to the Partnership Agreement or otherwise), offer, sell, offer or contract to sell, transfer, assign, grant any option for the sale of, pledge or encumber, or otherwise transfer, convey, or dispose of, any or all of the OP Units delivered to the OP Unit Recipient at the Closing or the Additional Closing, as the case may be, or the Conversion Shares in respect thereof; provided that the foregoing transfer restrictions shall not apply to (i) pledges of, or encumbrances on, OP Units in favor of institutional lenders and other financial institutions with assets in excess of Five Billion Dollars, provided that such OP Unit Recipient promptly notifies Acquiror of such pledge of, or encumbrance on, such OP Units, stating the details thereof, or (ii) transfers made, subject to the restrictions hereof and under the Partnership Agreement, to Permitted Transferees (as defined below) who shall remain subject to the restrictions hereunder. In addition, Michael G. Browning and each OP Unit Recipient receiving its OP Units from or on behalf of Michael G. Browning further agree that following the expiration of the Lock-Up Period, not more than twenty-five percent (25%) of the OP Units


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delivered to or on behalf of Michael G. Browning at the Closing or the
Additional Closing, as the case may be, or Conversion Shares in respect thereof may be sold in the three-month period following the initial Lock-Up Period, and an additional twenty-five percent (25%) of such OP Units and Conversion Shares may be sold in each three-month period thereafter (so that all such OP Units delivered at such closing and Conversion Shares thereof may be sold at any time after the ninth (9th) month following the end of such Lock-Up Period). The term "Permitted Transferee" with respect to any OP Unit Recipient shall mean such recipient's spouse; a parent or lineal descendant (including an adopted child) of a parent, or the parent or spouse of a lineal descendant; a trustee, guardian or custodian for, or an executor, administrator or other legal representative of the estate of, such recipient, or a trustee, guardian or custodian for a Permitted Transferee of such recipient; the trustee of a trust (including a voting trust) for the benefit of such recipient; and a corporation, partnership or other entity of which such recipient and Permitted Transferees of such recipient are the beneficial owners of a majority in voting power of the equity; any direct or indirect equity owners of an OP Unit Recipient; or any other OP Unit Recipients or Permitted Transferees thereof, and any public charity, or private foundation as define in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), but only in each case, who (a) is an Accredited Investor (as defined in Rule 501 under the Securities Act); and (b) agrees in writing in an instrument reasonably acceptable to Acquiror to be bound by the restrictions on transfer of the OP Units and Conversion Shares contained in this Agreement and by the obligations contained in the indemnification provisions contained in Section 14 of this Agreement. Each OP Unit Recipient shall execute and deliver to Acquiror at Closing or the Additional Closing, as the case may be, a letter to the effect of the foregoing, in form and substance reasonably satisfactory to Acquiror.

          G. Right of First Refusal/First Offer on Sale of OP Units. Each OP Unit Recipient agrees that Acquiror shall have a right of first refusal and a right of first offer with respect to OP Units that such OP Unit Recipient seeks to sell other than to a Permitted Transferee, as provided in an agreement to be delivered by each OP Unit Recipient at Closing or the Additional Closing, as the case may be, substantially in the form of Exhibit G attached hereto (the "OP Unit Recipient Agreement").

          H. Right of First Refusal/First Offer on Sale of Mayflower and Dow Buildings.

                    (i) Except as provided in Section 3H(ii) and 3H(iii), from and after the Closing Date and continuing up to and including December 31, 2003 (the "Option Period"), Acquiror shall have a continuing right of first refusal to purchase the land owned by Mayflower Park Associates, L.L.C., an Indiana limited liability company, and located in Southeast Hamilton County, Indiana and Southwest Boone County, Indiana, and the land and buildings owned by Mayflower Office Building, L.L.C., an Indiana limited liability company (collectively, "Owner") and located in Southeast Boone County, Indiana (the "Mayflower and Dow Properties") as follows: If owner receives a bona fide third party offer to purchase (whether by transfer of fee simple interest, a ground lease, installment sale or otherwise), the Mayflower and/or Dow Properties or any interest therein or in Owner, and Owner desires to accept such offer, Owner shall provide written notice to Acquiror within five (5) business days after Owner's receipt of such offer, including a copy of the offer and specifying the purchase price, terms of payment, identity of the other material terms and conditions of such third party offer. Acquiror or its nominee shall be entitled for a period of fifteen (15) days after the date of receipt of such notice of a third party offer to exercise its right to purchase such Mayflower and Dow Properties in accordance with the terms and conditions specified in the offer as set


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          forth in Owner's written notice to Acquiror. Acquiror shall not have the right of first refusal for less than both the Mayflower and Dow Properties identified in a third party offer for both of the Mayflower and Dow Properties unless such third party offeror shall have alternative rights to purchase less than both of the Mayflower and Dow Properties at prices and pursuant to terms set forth in the offer, in which case Acquiror's right of first refusal shall correspond to the third party offeror's alternative rights. Any elimination of either of the Mayflower and Dow Properties from the original offer or addition of the other Mayflower and Dow Property to the original offer shall constitute a new offer for purposes of this paragraph, for which Acquiror shall have the corresponding right of first refusal, provided that the terms for such elimination or addition were not part of the original offer submitted to Acquiror for right of first refusal consideration. If Acquiror exercises its right to purchase the interest offered for sale, Owner and Acquiror shall consummate the purchase and sale within a period of ninety (90) days after the date Acquiror provides written notice to Owner exercising its right to purchase, unless such closing is delayed for reasons beyond the reasonable control of the parties. If Acquiror fails to exercise its right of first refusal as set forth in this paragraph, Owner shall be free to sell the applicable Mayflower and/or Dow Property(ies) to such third party offeror pursuant to the terms and conditions of the offer; provided, however, that if a binding contract of sale for such property(ies) is not executed between Owner and such third party offeror within 180 days after the expiration of Acquiror's fifteen-day right of first refusal period, or the material terms and conditions of such third party offer set forth in Owner's notice to Acquiror of such third party offer are modified in any respect which would have been more favorable to Acquiror, then Acquiror shall again have its right of first refusal to acquire such Mayflower and Dow Property(ies) as set forth in this paragraph, and Owner and Acquiror shall again comply with the requirements hereof. For purposes of this paragraph, a bona fide third party offer shall include, without limitation, an executed letter of intent so long as such letter of intent specifies the purchase price, terms of payment, identity of the Mayflower and/or Dow Property(ies) to be sold and other material terms and conditions. The right of first refusal set forth in this Section 3H(i) shall not apply with respect to land that is subject to those proposals or agreements of sale set forth on Schedule 3H attached to this Agreement; provided, however, that the right of first refusal shall apply to the extent such land is not sold pursuant to such agreements or pursuant to the terms and conditions of such proposals.

                    (ii) Except as provided in Section 3H(iii), during the Option Period, Acquiror shall have a continuing right of first offer to purchase the Mayflower and/or Dow Properties, as follows: If Owner desires to sell or seek to sell (whether by transfer of fee simple interest, a ground lease, sale of an interest in Owner, an installment sale, or otherwise) one or both of the Mayflower and/or Dow Properties, Owner shall provide fifteen (15) days prior written notice to Acquiror (th "Sale Notice") briefly describing the proposed transaction (the "Proposed Transaction"), provided, that the parties acknowledge that the terms and conditions of the Proposed Transaction cannot be specified in advance of a definitive agreement. Acquiror and Owner shall negotiate in good faith to determine whether they can agree upon terms upon which Acquiror will undertake the Proposed Transaction. If Acquiror and Owner are unable to agree upon the terms of such a sale or other participation of Acquiror in the Proposed Transaction within fifteen (15) days thereafter (the "Negotiation Period"), Contributor may enter into the Proposed Transaction with another person upon terms and conditions which would have been no more favorable to Acquiror than those offered by Owner to Acquiror during the negotiations, provided that a binding agreement is entered into within one hundred twenty (120) days after the expiration of the Negotiation Period. If a binding agreement for such Proposed Transaction is not executed between Owner and such third party within 120 days after the expiration of the Negotiation Period, or the terms and conditions of such third party offer are modified in any respect which would have been more favorable to Acquiror, then Acquiror shall again have its right of first offer to acquire such Mayflower and/or Dow Property(ies) as set forth in this Paragraph, and Owner and Acquiror shall again comply with the requirements hereof. If a binding agreement for suc Proposed Transaction is executed by Contributor and such other person within 120 days after the expiration of the Negotiation Period, Acquiror shall not have a right of first refusal under Section 3H(i) with respect to the property sold pursuant to the Proposed Transaction;provided, however, that, notwithstanding the existence of a binding agreement, if the Proposed Transaction is not consummated with such other person, Acquiror shall again have the rights under
          Section 3H with respect to such property.

                    (iii) The foregoing right of first refusal shall not apply to the sale of land to a third party who represents in the agreement of sale or other conveyance documents that such land is being acquired solely for occupancy by such third party, or by its affiliate or an entity controlled by such third party.

                    (iv) Owner agrees that it will not enter into any agreement of sale if Owner believes that the buyer's representations regarding intended occupancy of the Mayflower and/or Dow Property is not true and correct.

                    (v) At Closing, Owner and Acquiror shall execute, and record against the Mayflower and Dow Properties, a memorandum of Acquiror's right of first refusal and first offer set forth in the foregoing paragraph. Such memorandum shall expire on the date that is sixty (60) days after the expiration of the Option Period. Acquiror agrees that in the event it declines to exercise its rights of first refusal or right of first offer or such right of first refusal is not applicable by reason of Section 3H(iii) and Owner consummates a sale of the Mayflower and/or Dow Properties to a third party, the right of first refusal and right of first offer shall terminate with respect to the property which is sold and Acquiror shall execute and record at the closing of such sale an acknowledgement of such termination in form and substance reasonably satisfactory to Owner and the third-party purchaser.


          I. Option Agreement. Acquiror and Six Points Associates, LLC ("Six Points") shall concurrently with, and subject to, the Closing, enter into the Option Agreement in the form attached hereto as Exhibit H (the "Option Agreement").

          J. Tax Matters.

                    (i) No Property Disposition. During the period expiring on the (i) seventh (7th) anniversary of the Closing Date with respect to Logo 7 Court, (ii) first (1st) anniversary of the Closing Date with respect to the remaining Properties and (iii) first (1st) anniversary of the Additional Closing Date with respect to the Additional Property, Acquiror shall not sell or make any other voluntary disposition, including, without limitation, by way of deed in lieu of foreclosure, a foreclosure action, or transfer in anticipation of an eminent domain taking, of any of the Properties or Additional Property, as the case may be, in a transaction that causes any OP Unit Recipient to recognize taxable income in excess of "book" income under
          Section 704(c) of the Code with respect to such sale or other disposition without the consent of the affected OP Unit Recipient. Thereafter, during the period expiring on the earlier of (i) the tenth
          (10th)
          anniversary of the Closing Date (with respect to the Properties) or the Additional Closing Date (with respect to the Additional Property), or (ii) the sale or conversion by the OP Unit Recipients of OP Units representing in the aggregate 70% of all OP Units delivered to them at the Closing (with respect to the Properties) or the Additional Closing (with respect to the Additional Property), Acquiror shall use commercially reasonable efforts in connection with the sale of any or all of the Properties or the Additional Property, a the case may be, to enter into a transaction that will qualify for non-recognition of gain under the Code, whether by means of an exchange contemplated under Code Sections 351, 354, 355, 368, 721, 1031, 1033 or otherwise, provided, that if such sale were not so structured such Contributor would recognize taxable income in excess of "book" income in respect of such disposition. Notwithstanding the foregoing, in the event of catastrophic damage to any or all of the Properties or the Additional Property by an act of God (e.g., hurricane or tornado), Acquiror shall have the right to sell any or all of the Properties or the Additional Property affected thereby without regard to the foregoing. Pursuant to
          Section 5.4 of the Partnership Agreement, Acquiror shall elect to use the "traditional method" without curative allocations set forth in Regulation Section 1.704-3(b) with respect to the Properties and the Additional Property.

                    (ii) Debt Maintenance and Guaranty Requirements. During the period expiring on the seventh (7th) anniversary of the Closing Date, Acquiror will permit Michael G. Browning at Michael G. Browning's option to guarantee up to $250,000 of available indebtedness of Acquiror or indemnify the REIT, Acquiror or any of their subsidiaries for liabilities in respect thereof.


          K. Allocation of Contribution Consideration. Prior to the Closing and the Additional Closing, as the case may be, and if requested by Acquiror, Acquiror and Contributor shall use commercially reasonable efforts to agree in writing upon the allocation of the Contribution Consideration and the Additional Consideration allocable to each of the Properties and the Additional Property, as the case may be, among the Land, the Improvements and the tangible Personal Property comprising eac of the Properties and the Additional Property, as the case may be.

          L. Further Assurances. Each party hereto will execute such further documents and instruments and take such further actions as may be reasonably requested by one or more of the others to consummate the transactions contemplated hereby, to vest Acquiror with full right, title and interest in and to the Properties and the Additional Property or to effect the other purposes of this Agreement.

          M. Notification if Representations and Warranties Untrue. During the Inspection Period, Acquiror shall notify Contributor upon discovery that any representation or warranty of Contributor contained in this Agreement is untrue or incorrect, and Contributor shall notify Acquiror upon discovery that any representation or warranty of Acquiror contained in this Agreement is untrue or incorrect.


     4. OPERATION OF PROPERTIES THROUGH CLOSING

          Through the Closing Date (with respect to the Properties) and the Additional Closing Date (with respect to the Additional Property), Contributor shall:

          A. Except as otherwise provided for in this Agreement, manage and operate the Properties and the Additional Property, as the case may be, only in and shall not take any actions except in accordance with Contributor's usual and ordinary course of business consistent with past practices and keep the Land, the Improvements and the tangible Personal Property in their current condition and repair, ordinary wear and tear excepted.

          B. Not extend or otherwise renew any Lease or Service Contract without the prior written consent of Acquiror, which consent shall not be unreasonably withheld.

          C. Not cancel, modify or amend any Lease or Service Contract or institute any rent increases without the prior written consent of Acquiror, which consent shall not be unreasonably withheld. Acquiror acknowledges that the Lease between Corporate Drive Associates, LLC and Brightpoint, Inc. f/k/a Wholesale Cellular U.S.A., Inc. is subject to the Agreement for Payment of Rent dated September 18, 1998 by and between Corporate Drive Associates, LLC, Brightpoint, Inc. f/k/a Wholesale Cellular U.S.A., Inc. and Michael G. Browning (the "Rent Agreement").

          D. Not enter into any new Lease or new Service Contract without the prior written consent of Acquiror, which consent shall not be unreasonably withheld.

          E. Neither take any action nor omit to take any action that would render or allow title to the Properties or the Additional Property to be nonconforming to the requirements of this Agreement.

          F. Provide Acquiror, upon reasonable advance notice, with such access to the Properties and the Additional Property as is reasonably necessary for it to inspect same to assure that Contributor is complying with the requirements of this Section 4.

          G. Promptly deliver to Acquiror copies of any operating statements for the Properties and the Additional Property that come into the possession or control of Contributor for any period(s) including the period between the date of this Agreement and the Closing Date or the Additional Closing Date, as the case may be.

          H. Not sell, lease, grant any security interest in, pledge, encumber, dispose of, finance or refinance any indebtedness in respect of, any of the Properties or the Additional Property without the prior written consent of Acquiror.


     5. STATUS OF TITLE TO PROPERTIES

          A. State of Title. Contributor shall convey the Land and Improvements to Acquiror or Acquiror's designee by special limited warranty deeds in recordable form (the "Deeds"), and title to the Land and Improvements shall be free and clear of all liens and encumbrances and shall be subject only to: (i) those covenants, conditions and restrictions of record which are reflected in the Title Commitment (as defined below) which is obtained by Contributor, (ii) rights of tenants under the Leases, as tenants only, (iii) general real estate taxes, not yet delinquent, (iv) subject to Section 3D, Existing Mortgages securing payment of Permitted Existing Indebtedness, (v) applicable zoning, building, land use and other governmental restrictions, laws, ordinances, rules and regulations and (vi) all matters that are disclosed by the Survey (as defined below) which is obtained by Contributor for Acquiror (the above enumerated exceptions being hereinafter collectively referred to as the "Permitted Exceptions").

          B. Preliminary Evidence of Title. As specified below, Contributor shall furnish Acquiror with, or Acquiror shall obtain, the following documents to evidence the condition of Contributor's title to the Land and Improvements:

                    (i) Contributor shall obtain for each of the Land and Improvements, at Contributor's expense, a commitment (the "Title Commitment") for an ALTA 1992 Owner's Title Insurance Policy proposing to insure Acquiror or Acquiror's designee and committing to insure title to the Land and Improvements in such amounts as Acquiror reasonably deems appropriate, issued through a title insurer to be selected by Contributor and approved by Acquiror, which approval shall not be unreasonably withheld (the "Title Insurer"), and irrevocable for at least six (6) months. At the Closing, Contributor shall obtain for Acquiror, at Contributor's expense, an Owner's Title Insurance Policy corresponding to the Title Commitment which shall contain an extended coverage endorsement over the so-called general or standard exceptions that are a part of the printed form of the policy, an ALTA Form 103.7 access endorsement, a non-imputation endorsement and such other endorsements as Acquiror shall reasonably deem appropriate.

                    (ii) Within fifteen (15) days after the date of this Agreement, Contributor shall furnish to Acquiror, at Contributor's expense, written results of searches (the "UCC Searches") conducted by a private service reasonably acceptable to Acquiror of the records of the County Recorder of the County and Secretary of State of the State in which the Land and Improvements are located for Uniform Commercial Code Financing Statements, tax liens and the like in the name of Contributor, the OP Unit Recipients, the Properties, the Additional Property and any other name or location reasonably requested by Acquiror.

                    (iii) Contributor shall obtain for Acquiror, at Contributor's expense, a current "as-built" plat of survey (the "Survey") for each of the Land and Improvements dated after the date of this Agreement, certified to Acquiror, the REIT and the Title Insurer (and such other persons or entities as Acquiror may designate) by a surveyor registered in the State in which the Land and Improvements are located as having been prepared (i) in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by the American Land Title Association ("ALTA") and the American Congress on Surveying and Mapping ("ACSM") in 1992, and including items 1 through 4 (excluding for Table A5 any information with respect to elevations), 6-11 and 13 of Table A thereof, and (ii) pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of such certification) of an "Urban" Survey (as defined therein). Each Survey shall also contain the surveyor's certification that, among other things, the Land and Improvements are not located in any area designated by any governmental agency or authority as being a flood-prone or flood-risk area (whether pursuant to the Flood Disaster Act of 1973, as amended, or otherwise), and that the requirements of the National Flood Insurance Program are not applicable to the Land and Improvements.

          C. Title Defects. If the Title Commitment, the UCC Searches or any Survey (or any revision or update of any of them) discloses exceptions to title which are not acceptable to Acquiror or any other title or survey matter which does not conform to the requirements of this

Agreement, Acquiror shall so notify Contributor and Contributor shall have fifteen (15) days after the date of Contributor's receipt of such notice to have each such unpermitted exception to title removed or to correct each such other matter, in each case to the reasonable satisfaction of Acquiror. If within the time specified Contributor fails to have each such unpermitted exception removed or to correct each such other matter as aforesaid, Acquiror may, at its option, which option must be selected by Acquiror within ten (10) days after the expiration of Contributor's fifteen (15) day cure period described above, either
(i) terminate this Agreement upon written notice to Contributor and immediately receive fro Escrowee the Earnest Money, in which event this Agreement, without further action of the partes, shall become null and void and neither party shall have any further rights or obligations under this Agreement, except with respect to the indemnities contained in Sections 12 and 15B (the "Surviving Indemnities") (ii) terminate this Agreement with respect to the affected Property or Additional Property only upon written notice to Contributor, and immediately receive from Escrowee the portion of the Earnest Money allocable to such Property or Additional Property, in which event this Agreement, without further action of the parties, shall become null and void as to such Property or Additional Property (but shall remain in full force and effect with respect to the other Properties and Additional Property, as the case may be) and neither party shall have any further rights or obligations under this Agreement with respect to such Property or Additional Property, except with respect to the Surviving Indemnities, or (iii) elect to accept title to the Land and Improvements as it then is and waive any unpermitted exceptions that do not constitute liens or encumbrances that can be discharged by payment of a definite or ascertainable amount; provided, however, that termination with respect to more than one Property or termination with respect to Logo 7 Court shall result in a termination of this Agreement pursuant to option (i) above. If Acquiror fails to make any such election, and elects not to pursue its other rights and remedies as aforesaid, Acquiror shall be deemed to have elected option (i) above.


     6. CLOSING

          A. Closing Date. The closing contemplated by this Agreement with respect to the Properties (the "Closing") shall occur at the offices of Wolf, Block, Schorr and Solis-Cohen LLP, Twelfth Floor Packard Building, 111 South 15th Street, Philadelphia, PA 19102, on the basis of a "New York Style" closing at 10:00 a.m. on (i) the later to occur of the fifteenth (15th) day after the expiration of the Inspection Period and the fifth (5th) business day after all conditions precedent to the respective obligations of the parties have been satisfied or waived, (ii) such earlier date as the Acquiror may elect, provided that reasonable prior notice is given to Contributor, or (iii) such other time and at such other place as Contributor and Acquiror shall agree upon in writing. The "Closing Date" shall be the date of the Closing.

          B. Additional Closing Date. The closing contemplated by this Agreement with respect to the Additional Property (the "Additional Closing") shall occur at the offices of Wolf, Block, Schorr and Solis-Cohen LLP, Twelfth Floor Packard Building, 111 South 15th Street, Philadelphia, PA 19102, on the basis of a "New York Style" closing at 10:00 a.m. on (i) the fifth (5th) business day after all conditions precedent to the respective obligations of the parties with regard to the Additiona Property have been satisfied or waived or (ii) such other time and at such other place as Contributor and Acquiror shall agree upon in writing. The "Additional Closing Date" shall be the date of the Additional Closing.

     C. Closing Documents.

                    (i) Contributor. Not less than five (5) business days prior to the Closing Date or the Additional Closing Date, as the case may be, Contributor shall deliver to Acquiror a copy of each of the following items (the original of each to be executed if necessary and delivered to Acquiror at the Closing or the Additional Closing, as the case may be) with respect to the Properties or the Additional Property, as the case may be:

                              (a) the Deeds, in form and substance reasonably
                    satisfactory to Acquiror, subject only to the Permitted Exceptions and such other exceptions that have been waived in writing by Acquiror sufficient to transfer and convey to Acquiror or Acquiror's designee fee simple title to the Land and Improvements as required by this Agreement;

                              (b) a general warranty bill of sale, in form and
                    substance reasonably satisfactory to Acquiror, sufficient to transfer to Acquiror or Acquiror's designee title to the tangible Personal Property and containing appropriate warranties of title and condition as required by this Agreement;

                              (c) a letter advising tenants under the Leases of
                    the change in ownership of the Properties or the Additional Property, as the case may be, and directing them to pay rent to Acquiror or as Acquiror may direct, in form and substance reasonably satisfactory to Contributor;

                              (d) any and all affidavits, certificates or other
                    documents required by the Title Insurer in order to cause it to issue at the Closing or the Additional Closing, as the case may be, an Owner's Title Insurance Policy for each of the Properties or the Additional Property, as the case may be (or marked-up commitment therefor) in the form and condition required by this Agreement (it being understood that Contributor will provide any certificates or undertakings required in orde to induce the Title Insurer to insure over any "gap" period resulting from any delay in recording of documents or later-dating the title insurance file);

                              (e) an assignment and assumption, in form and
                    substance reasonably satisfactory to Acquiror, of the Leases (the "Assignment of Leases") (including an updated Rent Roll certified by Contributor as of the Closing Date or the Additional Closing Date, as the case may be, as being true, accurate and complete and all security deposits thereunder), and an assignment and assumption, in form and substance reasonably satisfactory to Acquiror, of those Service Contracts that Acquiror elects to assume to the extent the same are assignable by Contributor (the "Assignment of Service Contracts");

                              (f) all of the original Leases, all written
                    Service Contracts assigned to Acquiror, and any and all building plans, surveys, site plans, engineering plans and studies, utility plans, landscaping plans, development plans, blueprints, specifications, drawings and other documentation concerning the Properties or the Additional Property, as the case may be, and in the possession or control of Contributor;

                              (g) an assignment, in form and substance
                    reasonably satisfactory to Acquiror, pursuant to which Contributor transfers all items of intangible personal property referred to in Section 1F above to the extent the same are assignable by Contributor;

                              (h) any existing bonds, warranties or guaranties
                    which are in any way applicable to the Properties, the Additional Property or any part thereof, as the case may be;

                              (i) estoppel certificates from the holders of each
                    Existing Mortgage, in form and content consistent with the provisions of Section 3D;

                              (j) to the extent not previously delivered to
                    Acquiror, copies of the most currently available tax bills for the Properties and the Additional Property, as the case may be;

                              (k) an affidavit stating, under penalty of
                    perjury, Contributor's United States taxpayer identification number and that Contributor is not a "foreign person" as defined in Section 1445(f)(3) of the Code, and otherwise in the form prescribed by the Internal Revenue Service;

                              (l) a certificate, dated the Closing Date or the
                    Additional Closing Date, as the case may be, and signed by the President, authorized officer, manager or authorized member of Contributor, certifying to Acquiror that the representations and warranties of Contributor contained in this Agreement are true and correct as of the Closing Date or the Additional Closing Date, as the case may be, except as disclosed in a schedule to such certificate;

                              (m) an OP Unit Recipient Agreement in
                    substantially the form of Exhibit G attached to this Agreement, such OP Unit Recipient Agreement to be duly executed by each OP Unit Recipient receiving OP Units at the Closing or the Additional Closing, as the case may be;

                              (n) at the Closing, the Option Agreement, duly
                    executed by Six Points, Browning Investments, Inc. and Michael G. Browning;

                              (o) notices to parties to Service Contracts that
                    are being assigned pursuant to the Assignment of Service Contracts (the "Service Contracts Notices");

                              (p) the Amended and Restated Operating Agreement
                    of First Point Associates, LLC, substantially in the form of Exhibit K attached hereto, duly executed and delivered by Airtech Parkway Associates, LLC;

                              (q) the Contribution and Sale Agreement,
                    substantially in the form of Exhibit L attached hereto, duly executed and delivered by Airtech Parkway Associates, LLC;

                              (r) the Supplemental Agreement by and between
                    Acquiror, Six Points and Browning Investments, Inc., substantially in the form of Exhibit M attached hereto;

                              (s) an assignment, in form and substance
                    reasonably satisfactory to Acquiror, pursuant to which Contributor assigns to Acquiror Contributor's entire interest in the Lease Agreement and Grant of Option dated June 18, 1998, by and between Mayflower Park Associates, L.L.C., as Landlord, and MPSN, L.L.C., as Tenant;

                              (t) an agreement, in form and substance reasonably
                    satisfactory to Acquiror and Contributor, (the "Brightpoint Rent Agreement") pursuant to which Corporate Drive Associates, LLC assigns all of its rights and obligations under the Rent Agreement and Michael G. Browning is released from all of his obligations under the Rent Agreement; and

                              (u) all other necessary or appropriate documents
                    reasonably required by Acquiror in order to consummate the transaction contemplated hereby (including, without limitation, the currently effective certificate(s) of occupancy for the Properties or Additional Property, as the case may be (if certificates of occupancy are issued in the applicable jurisdictions), and such other governmental or regulatory approvals issued to Contributor with respect to the Properties or the Additional Property, as the case may
                    be).

                    (ii) Acquiror. Not less than five (5) business days prior to the Closing Date or the Additional Closing Date, as the case may be, Acquiror shall deliver to Contributor a copy of each of the following items (the original of each to be executed if necessary and delivered to Contributor at the Closing or the Additional Closing, as the case may be) with respect to the Properties or the Additional Property, as the case may be:



                              (a) the Assignment of Leases and the Assignment of
                    Service Contracts;

                              (b) the OP Unit Recipient Agreement and such other
                    documents as may be required under the Partnership Agreement in connection with the admission of each OP Unit Recipient as an additional limited partner of the Acquiror;

                              (c) at the Closing, the Option Agreement, duly
                    executed by Acquiror;

                              (d) the Service Contracts Notices;

                              (e) the Brightpoint Rent Agreement; and

                              (f) all other necessary or appropriate documents
                    reasonably required by Contributor in order to consummate the transaction contemplated hereby.

                              (iii) Form. Except to the extent attached to this
                    Agreement, all documents and instruments required hereby shall be in form and substance reasonably acceptable to Contributor and Acquiror.

     D. Closing Prorations and Adjustments.

                    (i) A statement of prorations and adjustments shall be prepared by Acquiror in conformity with the provisions of this Agreement and submitted to Contributor for review not less than three (3) business days prior to the Closing Date (with respect to the Properties) or the Additional Closing Date (with respect to the Additional Property). For purposes of prorations, Acquiror shall be deemed the owner of the Properties on the Closing Date and the Additional Property on the Additional Closing Date. In addition to prorations and adjustments that may otherwise be provided for in this Agreement, the following items are to be prorated or adjusted (as the case requires) as of the Closing Date or the Additional Closing Date, as the case may be:

                    (a) the full amount of the security and other deposits paid under the Leases, together with interest thereon if required by law or under the Leases, shall be credited to Acquiror;

                    (b) To the extent such charges are not billed directly to Tenants, water, electricity, sewer, gas, telephone and other utility charges shall be prorated based, to the extent practicable, on final meter readings and final invoices, or, if final readings and invoices are not available, based on the most currently available billing information, and reprorated upon issuance of final utility bills;

                    (c) Amounts paid or payable under any Service Contracts being assigned to Acquiror shall be prorated based, to the extent practicable, on final invoices or, in the event final invoices are not available, based on the most currently available billing information, and reprorated upon issuance of final invoices;

                    (d) All assessments, general or special, shall be prorated as of the Closing Date on a "lien" basis such that the Contributor shall be responsible for the portion of such assessments which first become a lien and relate to the period prior to the Closing Date and are not paid by the tenants under the Leases, and Acquiror shall be responsible for the portion of such assessments which relate to the period on or after the Closing Date;

                    (e) Except as otherwise provided in Section 6C(g), commissions of leasing and rental agents for any Lease entered into as of or prior to the Closing Date that are due and payable at or prior to the Closing Date, whether with respect to base lease term, future expansions, renewals, or otherwise, shall be paid in full at or prior to Closing by the Contributor, without contribution or proration from Acquiror;

                    (f) All Base Rents (as defined below) and other charges actually received, including, without limitation, all Additional Rent (as defined below), shall be prorated at Closing. At the time(s) of final calculation and collection from tenants of Additional Rent for 1998, there shall be a re-proration between Acquiror and the Contributor as to Additional Rent adjustments, which re-proration shall be paid upon Acquiror's presentation of its final accounting to the Contributor, certified as to accuracy by Acquiror. The party's respective obligations to reprorate Additional Rent shall survive the Closing and shall not merge into any instrument of conveyance delivered at Closing. At the Closing, no "Delinquent Rents" (rents or other charges which are due and owing as of the Closing) shall be prorated in favor of the Contributor. Notwithstanding the foregoing, Acquiror shall use reasonable efforts after the Closing Date to collect any Delinquent Rents due to th Contributor from tenants. Further, after the Closing Date, the Contributor shall continue to have the right, enforceable at its sole expense, to pursue legal action against any tenant (and any guarantors) who have defaulted, prior to the Closing Date, under a Lease; provided, however, that the Contributor gives Acquiror advance written notice of its intent to pursue such action and further provided that the Contributor shall have no right to terminate any Lease (or any right to dispossess any tenant thereunder). All rents and other charges received from any tenant after the Closing by and for the benefit of Acquiror shall be applied, first, against current and past due rental obligations owed to, or for the benefit of, Acquiror with respect to those rental obligations accruing subsequent to the Closing Date (including, but not limited to, obligations to replenish any security deposit withdrawal by the Contributor or Acquiror), or any obligations accruing prior to the Closing Date that the Contributor does not pay or for which Acquiror does not receive a credit at Closing, and second, any excess shall be delivered to the Contributor, but only to the extent of Delinquent Rents owed to, and for the benefit of, the Contributor for the period prior to the Closing Date (in no event, however, shall any sums be paid to the Contributor to the extent it has been previously reimbursed for such default out of any security deposit);

                    (g) The Contributor and Acquiror acknowledge that various of the Properties and the Additional Property may contain certain vacancies as of the date of this Agreement and all such current vacancies are reflected on the Rent Roll (the "Vacancies"). If a new lease for any such Vacancy ("Vacancy Lease") is executed prior to Closing or the Additional Closing and the terms of such Vacancy Lease have been approved by Acquiror, then the applicable Contributor and Acquiror shall each bear a pro rata share, of the tenant improvement costs and brokerage commission attributable to the Vacancy Lease (the "Vacancy Lease Costs"). The Contributor's proportionate share of the Vacancy Lease Costs shall be based on that portion of the Vacancy Lease's term commencing on and after the date the tenant commences paying rent that elapses prior to Closing or the Additional Closing, a the case may be, and Acquiror's proportionate share shall be based on that portion of the Vacancy Lease's term commencing on and after the date the tenant commences paying rent that remains unexpired as of the Closing Date or the Additional Closing Date, as the case may be. The Contributor shall pay all Vacancy Lease Costs and Acquiror shall reimburse the Contributor for its proportionate share of such Vacancy Lease Costs by way of an Adjustment in the Contribution Consideration or Additional Consideration, as the case may be. If this Agreement is terminated prior to Closin (with respect to one or more Properties) or prior to the Additional Closing (with respect to the Additional Property), then Acquiror shall have no liability or obligation with respect to any Vacancy Lease or any Vacancy Lease Costs with respect to such Properties or Additional Property.

                    (h) All interest and other amounts payable on the Permitted Existing Indebtedness to the extent the same is to be assigned to, and assumed by, Acquiror.

                    (i) Such other items that are customarily prorated in transactions of this nature shall be ratably prorated, provided there shall be no proration of real estate taxes, personal property and ad valorem taxes applicable to the Properties or Additional Property because such Taxes are paid by the tenants when due pursuant to the Leases.

                    (ii) For purposes of calculating prorations, Acquiror shall be deemed to be in title to the Properties or the Additional Property, as the case may be, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire Closing Date or Additional Closing Date, as the case may be. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date or Additional Closing Date, as the case may be. Except with respect to general real estate and personal property taxes that are to be reprorated as aforesaid, any proration which must be estimated at the Closing or the Additional Closing shall be reprorated and finally adjusted within ninety (90) days after the Closing Date or Additional Closing Date, as the case may be; otherwise all prorations shall be final.

          E. Closing Costs. All transfer taxes, documentary stamps, intangible taxes and similar taxes or charges, and all recording charges, shall be paid by the party as is customary in Indiana. All title insurance premiums, search fees and survey costs shall be paid by Contributor. Contributor and Acquiror shall each pay for one-half (1/2) of the escrow fees charged by the Escrowee, if any. Each party shall pay its own attorney's fees and all of its other expenses, except as otherwise expressly set forth herein.

          F. Possession. Upon consummation of the Closing and the Additional Closing, Contributor shall deliver to Acquiror full and complete possession of the Properties and the Additional Property, as the case may be, subject only to the Permitted Exceptions.


     7. CASUALTY, LOSS AND CONDEMNATION

          A. If, prior to the Closing, any Property or any part thereof shall be condemned, destroyed or damaged in any material respect by fire or other casualty (that is, damage or destruction in excess of One Hundred Thousand and 00/100 Dollars $100,000.00), Contributor shall immediately so notify Acquiror and Acquiror shall have the option either to (i) terminate this Agreement upon written notice to Contributor, (ii) except in the case of the condemnation or destruction of or damage to Logo 7 Court, terminate this Agreement upon written notice to Contributor with respect to the damaged or condemned Property only, or
(iii) consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or material damage. If Acquiror elects to consummate the transaction contemplated by this Agreement, (a) Acquiror shall be entitled to receive the condemnation proceeds or settle the loss under all policies of insurance applicable to the destruction or damage and receive the proceeds of insurance applicable thereto, (b) Contributor shall, at the Closing and thereafter as necessary, execute and deliver to Acquiror all required proofs of loss, assignments of claims and other similar items and (c) the Contribution Consideration shall be reduced by the difference between the actual loss and the amount of such proceeds received by Acquiror. If Acquiror elects to terminate this Agreement, or, except in the case of Logo 7 Court, to terminate the Agreement with respect t the condemned or damaged Property only, the Earnest Money (or allocable portion thereof) shall be returned to Acquiror by Escrowee, in which event this Agreement shall, without further action of the parties, become null and void, or null and void with respect to the condemned or damaged Property only, as the case may be, and neither party shall have any rights or obligations under this

Agreement, or under this Agreement with respect to the condemned or damaged Property only, as the case may be. If there is any other damage or destruction (that is, damage or destruction of One Hundred Thousand and 00/100 Dollars $100,000.00 or less) to the Properties or any part thereof, the parties shall close hereunder and (x) Contributor shall, assign all insurance claims pertaining to such damage or destruction to Acquiror by executing and delivering to Acquiror at the Closing and thereafter as necessary all required proofs of loss, assignments of claims and other similar items, and (y) the Contribution Consideration shall be reduced by the difference between the actual loss and the amount of such proceeds received by Acquiror. If Acquiror elects to take an assignment of all insurance claims as aforesaid, Acquiror shall receive at the Closing a credit against the Contribution Consideration in an amount equal to any deductible(s) applicable thereto.

          B. If, prior to the Additional Closing, the Additional Property or any part thereof shall be condemned, destroyed or damaged in any material respect by fire or other casualty (that is, damage or destruction in excess of One Hundred Thousand and 00/100 Dollars $100,000.00), Contributor shall immediately so notify Acquiror and Acquiror shall have the option either to (i) terminate this Agreement upon written notice to Contributor, (ii) terminate this Agreement upon written notice to Contributor with respect to the Additional Property only, or
(iii) consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or material damage. If Acquiror elects to consummate the transaction contemplated by this Agreement, (a) Acquiror shall be entitled to receive the condemnation proceeds or settle the loss under all policies of insurance applicable to the destruction or damage and receive the proceeds of insurance applicable thereto, (b) Contributor shall, at the Additional Closing and thereafter as necessary, execute and deliver to Acquiror all required proofs of loss, assignments of claims and other similar items and
(c) the Additional Consideration shall be reduced by the difference between the actual loss and the amount of such proceeds received by Acquiror. If Acquiror elects to terminate this Agreement, or to terminate the Agreement with respect to the Additional Property only, prior to the Closing Date, the Earnest Money (or allocable portion thereof) shall be returned to Acquiror by Escrowee, in which event this Agreement shall, without further action of the parties, become null and void, or null and void with respect to the Additional Property only, as the case may be, and neither party shall have any rights or obligations under this Agreement, or under this Agreement with respect to the Additional Property only, as the case may be. If there is any other damage or destruction (that is, damage or destruction of One Hundred Thousand and 00/10 Dollars $100,000.00 or
less) to the Additional Property or any part thereof, the parties shall close hereunder and (x) Contributor shall, assign all insurance claims pertaining to such damage or destruction to Acquiror by executing and delivering to Acquiror at the Additional Closing and thereafter as necessary all required proofs of loss, assignments of claims and other similar items, and (y) the Additional Consideration shall be reduced by the difference between the actual loss and the amount of such proceeds received by Acquiror. If Acquiror elects to take an assignment of all insurance claims as aforesaid, Acquiror shall receive at the Additional Closing a credit against the Additional Consideration in an amount equal to any deductible(s) applicable thereto.


     8. REPRESENTATIONS AND WARRANTIES

          A. Contributor represents and warrants to Acquiror that the following are true, complete and correct as of the date of this Agreement:

                    (i) Contributor is a limited liability company or partnership duly organized and validly existing under the laws of the State of its formation and has all requisite limited liability company or partnership power and authority to own, lease and operate its properties and assets as they are now owned, leased and operated and to carry on its business as now conducted and presently proposed to be conducted. Contributor is duly qualified, licensed or admitted to do business and is in good standing in those other jurisdictions in which the ownership, use, or leasing of its assets and properties, or the conduct or nature of its business makes such qualification, licensing or admission necessary, except for failures to be so qualified, licensed or admitted and in good standing that individually or in the aggregate would not materially adversely affect the Properties, the Additional Property, assets, business, operations or condition (financial or otherwise) of Contributor or the ability of Contributor to perform its obligations under this Agreement (a "Contributor Material Adverse Effect").

                    (ii) Contributor has full limited liability company or partnership power and authority and each OP Unit Recipient has full legal right, capacity and power to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The execution, delivery and performance by Contributor of this Agreement and the other documents to be delivered by Contributor at Closing, and the consummation by Contributor of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company or partnership action on the part of Contributor and no other limited liability company or partnership proceedings on the part of Contributor, including of its members or partners, are necessary to authorize the execution, delivery and performance by Contributor of this Agreement and the other documents to be delivered by Contributor at Closing and the consummation by Contributor of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Contributor and each OP Unit Recipient and is a valid and binding obligation of Contributor and each OP Unit Recipient, enforceable against Contributor and each OP Unit Recipient in accordance with its terms.

                    (iii) Neither the execution and delivery of this Agreement by Contributor nor the performance by Contributor or the OP Unit Recipients of the transactions contemplated hereby will: (a) violate or conflict with any of the provisions of the operating agreement, certificate of formation or partnership agreement of Contributor; (b) except as would not have a Contributor Material Adverse Effect, violate, result in a breach of, conflict with, result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien (as defined below) in or upon any of the Properties, the Additional Property or the assets of Contributor or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any mortgage, indenture, deed of trust, lease, contract (including any Service Contract), loan or credit agreement, license or other instrument to which Contributor is a party or by which it or any of its assets may be bound or affected; or (c) except as would not have a Contributor Material Adverse Effect, violate or conflict with any provision of any statute, law, rule, regulation, code or ordinance or any judgment, decree, order, writ, permit or license (collectively, "Laws or Orders") applicable to Contributor, the Properties, the Additional Property or the assets of Contributor. Other than those which have been obtained or made prior to the date hereof, or as set forth in Schedule 8A(iii) attached to this Agreement, no consent or approval or action of, filing with or notice to any Governmental or Regulatory Authority (as defined below), any creditor, investor, member, partner, shareholder, or tenant-in-common of Contributor, or other party is necessary or required for the execution, delivery and performance by

          Contributor of this Agreement, or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Contributor Material Adverse Effect.

                   (iv) To the best of Contributor's knowledge, it is not (a) in violation of its operating agreement, certificate of formation or partnership agreement, (b) in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan or credit agreement, lease, contract (including any Service Contract) or other material agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or by which it, or any of them, may be materially affected, or (c) in violation or in conflict with any provision of any Laws or Orders applicable to Contributor, the Properties, the Additional Property or the assets of Contributor, except in the case of clauses (b) and (c) for such defaults, violations or conflicts that individually or in the aggregate would not reasonably be expected to have a Contributor Material Adverse Effect. To the best of Contributor's knowledge,
          (x) it is not in default under any of the documents, recorded or unrecorded, referred to in the Title Commitments for the Properties or the Additional Property, and (y) neither Contributor nor any of the Properties or the Additional Property is in default under any certificates of occupancy, licenses, permits, authorizations and approvals required by law or by any Governmental or Regulatory Authority having jurisdiction thereof in respect of Contributor or its assets, the Properties, the Additional Property, occupancy of the Properties or the Additional Property, or any present use thereof, except in the case of clauses (x) and (y), for such defaults that individually or in the aggregate would not reasonably be expected to have a Contributor Material Adverse Effect.

                    (v) Contributor is the sole owner of, and has good and marketable title to, the Properties and the Additional Property free and clear of all liens, encumbrances, pledges, claims, security interests, demands, easements, covenants, conditions, restrictions and encroachments of any kind or nature (collectively, "Liens") other than Permitted Exceptions and liens that will be discharged or otherwise provided for at or prior to the Closing. The Contributor has not received any notice alleging that it is in default in compliance with the terms and provisions of any of the covenants, conditions, restrictions, rights-of-way or easements constituting one or more of the Permitted Exceptions. There are no development or other rights associated with any Property or the Additional Property which are not being transferred to Acquiror under this Agreement or the documents contemplated by this Agreement.

                    (vi) All Improvements constructed by or on behalf of Contributor and, to the best of Contributor's knowledge, all other Improvements, were constructed in a good, workmanlike and substantial manner, and in conformity with all rules, regulations, laws and ordinances applicable at the time of construction. Contributor has obtained and paid for all permits and certificates (including, without limitation, permits and certificates for water, plumbing, sewers and sewage treatment, electric, heating, ventilating, air conditioning, drainage and occupancy) required under any Federal, state or local law, ordinance, rule or regulation or by any governmental or quasi-governmental agency having jurisdiction over the Properties or the Additional Property, and all of the same are in good standing. Except as set forth in Schedule 8A(vi) attached to this Agreement, all Improvements constructed by or on behalf of Contributor and, to the best of Contributor's knowledge, all other Improvements and the tangible Personal Property are free from material defects; and the Properties, the Additional Property and each part thereof have adequate drainage and contain not less than the minimum number of parking spaces required under applicable law. Each of the Properties and the Additional Property abuts a public right-of-way, and the rights of ingress and egress with respect thereto as they currently exist are not restricted or limited in any manner.

                    (vii) The schedule of insurance policies to be furnished to Acquiror pursuant to Section 10(iii) below will be true, complete and correct, all such policies are in full force and effect and Contributor is not in default with respect to any material provisions contained in any such policy. Neither Contributor, nor to the best of Contributor's knowledge, any agent of Contributor, has received from any insurer any notice with respect to any defects or inadequacies affecting all or any part of the Properties or the Additional Property, any notice of cancellation or non-renewal of any such policy, or any notice that any insurance premiums will be materially increased in the future or that any insurance coverage under such policies will not be available in the future on substantially the same terms as now in effect.

                    (viii) Except as set forth in Schedule 8A(viii) attached to this Agreement, there is no judicial, municipal or administrative action, suit, arbitration, proceeding or investigation pending or, to the best of Contributor's knowledge, threatened against, relating to or affecting Contributor, its assets, the Properties, the Additional Property or any part thereof before any court or governmental department, commission, board, agency or instrumentality, of the United States or any state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), including, without limitation, proceedings for or involving collections (other than collections in the ordinary course of business), condemnation, eminent domain, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred at any of the Properties or the Additional Property, or by reason of the condition, use of, or operations on, such Property or Additional Property. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy or other similar proceedings are pending or, to the best of Contributor's knowledge, threatened against Contributor or any of the OP Unit Recipients.

                    (ix) Except as set forth in Schedule 8A(ix) attached to this Agreement, Contributor has not received from any Governmental Authority any written notice of zoning, building, fire, health code, environmental or other violations of applicable laws, rules, ordinances codes and regulations with respect to the Properties, the Additional Property, or any part thereof.

                    (x) The Service Contracts comprise every contract, agreement, relationship and commitment, oral or written, other than the Leases and the Existing Mortgages that affect the Properties or the Additional Property or to which Contributor is a party or by which it is bound, including, without limitation, all agreements relating to the management, construction, operation, maintenance or repair of any Property or the Additional Property, the purchase of materials, supplies, equipment, machinery parts, products and services, and the lease of any property, real or personal. The Service Contracts are in full force and effect and have not been modified, amended or altered, in writing or otherwise. Neither Contributor nor, to the best of Contributor's knowledge, any other party is in default under the terms of any Service Contract. Except as otherwise noted on Exhibit C, each Service Contract is cancelable by Contributor (or its assignees or successors) without paymen of any penalty upon not more than thirty (30) days prior notice.

                    (ix) Contributor has no patents, trademarks, servicemarks or trade names used in connection with the Properties or the Additional Property. There is no claim pending or, to the best of Contributor's knowledge, threatened against Contributor with respect to alleged infringement of any patent, trademark, servicemark or trade name related to the Properties or the Additional Property.

                    (xii) Without limiting any other warranty or representation of Contributor:


                              (a) there is no proceeding, plan, study or effort
                    by any governmental authority or agency pending, or to the best of Contributor's knowledge, threatened, which in any way affects or would affect the present use, improvements on, size or zoning of any of the Properties or the Additional Property (and Contributor has received no notice from any governmental authority of any such plan, study or effort), and there is no existing, or to the best of Contributor's knowledge, proposed or contemplated plan to widen, modify or realign any street or highway or any existing, or to the best of Contributor's knowledge, proposed or contemplated eminent domain proceedings that would affect any of the Properties or the Additional Property in any way whatsoever (and Contributor has received no notice from any governmental authority of any such existing, proposed or contemplated plan or proceedings);

                              (b) all laws, ordinances, codes, rules and
                    regulations of any Governmental and Regulatory Authority, bearing on the construction, maintenance, repair or operation of each of the Properties and the Additional Property have been complied with by Contributor at its sole cost, except the non-compliance with which would not reasonably be expected to have a Contributor Material Adverse Effect; and

                              (c) none of the Properties or the Additional
                    Property is located in any area designated by any governmental authority or agency as being a flood prone or flood risk area (whether pursuant to the Flood Disaster Act of 1973, as amended, or otherwise) and the requirements of the National Flood Insurance Program are not applicable to the Properties, the Additional Property or any part thereof.

                    (xiii) Except as set forth in Schedule 8A(xiii) attached to this Agreement, Contributor is not in default in respect of any of its obligations or liabilities pertaining to the Properties or the Additional Property (including, without limitation, Contributor's obligations under any of the Leases), and there is no state of facts or circumstances or condition or event which, after notice or lapse of time, or both, would constitute or result in any such default.

                    (xiv) With respect to the Leases:

                              (a) Except as set forth on the Rent Roll and the
                    Rent Agreement, each of the Leases is in full force and effect, and has not been modified, amended, or altered, in writing or otherwise. Contributor has not received any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of Contributor under any of the Leases, or affecting or questioning the rights of Contributor or the continued possession of the leased or subleased premises under any such Lease. Except as set forth on the Rent Roll, each tenant is legally required to pay all sums and perform all of its obligations set forth in the Lease, without concessions, abatements, offsets or other bases for relief or adjustment;

                              (b) Except as set forth on the Rent Roll, all
                    obligations of the lessor under the Leases that accrue to the Closing Date have been performed, including, but not limited to, all required tenant improvements, cash or other inducements, rent abatements or moratoria, installations and construction (for which payment in full has been made or will be made prior to Closing, or subject to proration hereunder in all cases), and, to the best of Contributor's knowledge, each tenant has unconditionally accepted lessor's performance of such obligations. Except as set forth on the Rent Roll, no tenant has asserted any offsets, defenses or claims available against rent payable by it or other performance or obligations otherwise due from it under any Lease, which assertion remains outstanding;

                              (c) Except as set forth on the Rent Roll, no
                    tenant is currently in default under or is in arrears (for more than 30 days) in the payment of any sums or in the performance of any monetary obligations required of it under its Lease, and Contributor has no knowledge of any other default under any such Lease;

                              (d) Except as set forth in the Rent Roll, during
                    the 12-month period immediately preceding the date hereof:
                    (i) no tenant has, at any time, been more than 30 days delinquent in its respective payment of any and all sums due under the terms of its respective Lease; (ii) no tenant has requested that Contributor provide that tenant with any reduction in the tenant's monetary obligations under its Lease; (iii) no tenant has requested that Contributor, in its capacity as landlord, permit the tenant to sublease its leased premises, or assign its Lease, or terminate its Lease on an accelerated basis; (iv) Contributor has not "written off" any delinquent sums owed by any tenant to satisfy its obligation to contribute to the payment of real estate taxes, common area maintenance charges, and insurance premiums; and (v) Contributor has not had (nor is it currently engaged in) any dispute (whether of a formal or an informal nature) with any tenant concerning that tenant's obligations to make payments under the terms of its Lease toward real estate taxes, insurance premiums and common area maintenance charges or other charges imposed under its Lease;

                              (e) Except as set forth on the Rent Roll,
                    Contributor has not received any written notice from any tenant stating that a petition in bankruptcy has been filed or is threatened to be filed by or against it;

                              (f) Except with respect to security deposits,
                    neither base rent ("Base Rent"), nor regularly payable estimated tenant contributions for operating expenses, insurance premiums, real estate taxes, common area charges, and similar or other "pass through" or non-base rent items including, without limitation, cost-of-living or so-called "C.P.I." or other such adjustments

                    (collectively, "Additional Rent"), nor any other material item payable by any tenant under any Lease has been heretofore prepaid for more than one month;

                              (g) To the best of Contributor's knowledge, no
                    guarantor(s) of any Lease has been released or discharged, partially or fully, voluntarily or involuntarily, or by operation of law, from any obligation under or in connection with any Lease or any transaction related thereto;

                              (h) Except as set forth on the Rent Roll, there
                    are no brokers' commissions, finders' fees, or other charges payable or to become payable to any third party on behalf of Contributor in connection with any Lease, including, but not limited to, any exercised option(s) to expand or renew;

                              (i) Each security deposit set forth on the Rent
                    Roll shall be assigned to Acquiror at the Closing (or Acquiror shall receive a credit therefor). Except as set forth on the Rent Roll, (i) no tenant or any other party has asserted any claim (other than for customary refund at the expiration of a Lease) to all or any part of any security deposit and (ii) Contributor has not applied any portion of any security deposit to the payment of any sums due from any tenant under a Lease;

                              (j) Contributor shall pay (or Acquiror shall
                    receive a credit therefor), and retains sole and exclusive responsibility for, all expenses due on or before the Closing Date connected with or arising out of the negotiation, execution and delivery of the Leases, including, without limitation, brokers' commissions (including those applicable, if any, to future expansions or renewals by a tenant), leasing fees and recording fees (as well as the cost of all tenant improvements not required to be paid for by tenants);

                              (k) No tenant has, by virtue of its Lease or any
                    other agreement or understanding, any purchase option with respect to any of the Properties, the Additional Property, or any portion thereof, or any right of first refusal to purchase any of the Properties, the Additional Property, or a portion thereof, whether triggered by the transactions contemplated by this Agreement or by a subsequent sale of any of the Properties or a portion thereof. Except as set forth on the Rent Roll or the Rent Agreement, no tenant has, by virtue of its Lease or any other agreement or understanding any of the following (i) the option to terminate its Lease prior to the stated expiration date and
                    (ii) the option to reduce the rentable space at any of the Properties or the Additional Property that such tenant is currently occupying; and

                              (l) Except as set forth on the Rent Roll: (i) to
                    the best of Contributor's knowledge, no tenant has sublet its leased premises; and (ii) there are no outstanding requests from any tenant to Contributor, requesting any consent to an assignment of the tenant's Lease or to a sublease of all or some portion of a tenant's leased premises.

                    (xv) Except as set forth in Schedule 8A(xv) attached to this Agreement, there are no general or special assessments applicable to the Properties, the Additional Property or any part thereof. The bill or bills issued for the years 1995, 1996, 1997 and 1998, for all real estate taxes and personal property taxes and copies of any and all notices pertaining to real estate taxes or assessments applicable to the

          Properties and the Additional Property (the "Tax Bills") (and to Contributor's knowledge, the only real estate tax bills applicable to the Properties and the Additional Property) have been delivered to Acquiror. Except as set forth in Schedule 8A(xv) attached to this Agreement, Contributor has not received any notice of any proposed or actual increase in the assessed valuation of or rate of taxation of any or all of the Properties or the Additional Property from that reflected in the most recent Tax Bills. Except as set forth in
          Schedule 8A(xv) attached to this Agreement, there is not now pending, and Contributor agrees that it will not, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed), institute prior to the Closing Date (with respect to the Properties) or the Additional Closing Date (with respect to the Additional Property), any proceeding or application for a reduction in the real estate tax assessment of any of the Properties or the Additional Property or any other relief for any tax year. Other than the amounts disclosed by the Tax Bills or as reflected in the Rent Agreement, no other real estate taxes have been, or to Contributor's knowledge, will be, assessed against the Properties, the Additional Property, or any portion thereof, in respect of the year 1998 or any prior year, and no special assessments of any kind (special, bond or otherwise) are or have been levied against the Properties, the Additional Property, or any portion thereof, that are outstanding or unpaid, and, to Contributor's knowledge, none will be levied prior to Closing (with respect to the Properties) or the Additional Closing (with respect to the Additional Property). Contributor has not entered into any agreements with attorneys, or consultants or other parties, with respect to real estate taxes applicable to any of the Properties or the Additional Property that will be binding on Acquiror after the Closing or Additional Closing, as the case may be. All real estate taxes which are due and payable have been paid.

                    (xvi) Contributor has prepared and timely filed all tax returns required to be filed on or before the date hereof with respect to the Properties and the Additional Property, which tax returns are true, correct and complete in all material respects. Contributor has paid or made provision for the payment of all taxes with respect to the Properties and the Additional Property that are due or claimed to be due from it on or before the date hereof by any governmental taxing authority. No federal, state, local or foreign taxing authority has asserted any tax deficiency, lien, interest or penalty or other assessment against the Properties, the Additional Property or Contributor which has not been paid and there is no pending audit or inquiry from any federal, state, local or foreign tax authority relating to the Properties, the Additional Property or Contributor that may be expected to result in a tax deficiency, lien interest or other assessment against the Properties or the Additional Property.

                    (xvii) The Personal Property is all of the personal property owned by Contributor and used by Contributor in the operation of the Properties and the Additional Property. Except as set forth in
          Schedule 8A(xvii) attached to this Agreement, Contributor has good title to the Personal Property, free and clear of any Liens. All such Personal Property is in good working condition, free of material defects, normal wear and tear excepted.

                    (xviii) This Agreement and all other documents and agreements executed by Contributor in connection with the transaction that is the subject of this Agreement (collectively, the "Contributor's Documents") are binding on Contributor and enforceable against Contributor in accordance with their respective terms, subject to bankruptcy and similar laws affecting the remedies or recourse of creditors generally and general principles of equity.

                    (xix) All financial information regarding the Properties and the Additional Property furnished by Contributor to Acquiror is true, complete and correct; has been compiled on a tax accounting basis and accurately set forth in all material respects the results of the operations of the Properties and the Additional Property for the periods covered.

                    (xx) All management contracts pertaining to the Properties will be terminated as of the Closing and all management contracts pertaining to the Additional Property will be terminated as of the Additional Closing.

                    (xxi) All utilities (including, without limitation, gas, electricity, telephone, water and sanitary and storm sewers) have been completed to the lot lines of the Land, are connected to the Improvements as necessary, and all connection, hook-up, tap fees and the like have been paid.

                    (xxii) The Existing Mortgages constitute all of the mortgages or deeds of trust presently encumbering the Properties, the Additional Property or any portion thereof. Contributor has complied with (and, prior to Closing with respect to the Properties and the Additional Closing with respect to the Additional Property, shall continue to comply with) in all material respects the terms of, and all notices or correspondence received from the holder of, the promissory notes evidencing the loans secured by the Existing Mortgages (the "Existing Notes"). Contributor has paid (and, at all times prior to Closing with respect to the Properties and the Additional Closing with respect to the Additional Property, shall pay), when and as due, all sums due under the Existing Mortgages, the Existing Notes and all other loan documents securing the Existing Notes (the "Other Loan Documents"). The Existing Notes, the Existing Mortgages and the Other Loan Documents are in full force and effect, and Contributor has not received any notice of a default thereunder that remains outstanding. Contributor has delivered to Acquiror true, complete and accurate copies of the Existing Notes, the Existing Mortgages and the Other Loan Documents. Except as set forth in
          Schedule 8A(xxii) attached to this Agreement, the indebtedness evidenced by the Existing Notes may be prepaid, in full, on the Closing Date with respect to the Properties and the Additional Closing Date with respect to the Additional Property, without imposition of any penalty or premium.

                    (xxiii) No representation or warranty made by Contributor in this Agreement, no exhibit attached hereto with respect to the Properties or the Additional Property, and no schedule contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading. All items delivered by or on behalf of Contributor pursuant to this Agreement are true, accurate, correct and complete in all material respects, and fairly present the information set forth in a manner that is not misleading. The copies of all documents and other agreements delivered or furnished and made available by or on behalf of Contributor to Acquiror pursuant to this Agreement constitute all of and the only Leases and other agreements to which Contributor is presently a party relating to or affecting the ownership, leasing, management and operation of the Properties and the Additional Property, there being no

          "side" or other agreements, written or oral, in force or effect, to which Contributor is a party or to which any Property is subject.

                    (xxiv) Except as set forth in Schedule 8A(xxiv) attached to this Agreement:

                           (a) The Properties and the Additional Property are
                  owned and operated by Contributor in compliance with all Environmental Laws, except for instances of non-compliance as would not individually or in the aggregate reasonably expected to have a Contributor Material Adverse Effect.

                           (b) There have been no past and there are no pending
                  or, to the knowledge of Contributor, threatened (in writing) claims, complaints, notices, correspondence or requests for information received by Contributor with respect to any violation or alleged violation of any Environmental Law or Environmental Permit or with respect to any corrective or remedial action for or cleanup of the Properties, the Additional Property or any portion thereof.

                           (c) There have been no Releases of a Hazardous
                  Material at, on, under, in or about any of the Properties, the Additional Property or any portion thereof during any period that Contributor owned or leased such Property, or to the best of Contributor's knowledge, prior thereto. None of the Properties or the Additional Property is listed, or to the best of Contributor's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA (the "NPL") or on any similar state or other list of sites that require or may require corrective or remedial action.

                           (d) To the best of Contributor's knowledge, no
                  conditions exist at, on, under, in or about the Properties, the Additional Property or any portion thereof that, with the passage of time or the giving of notice or both, would give rise to any claim, liability or obligation under any Environmental Law or Environmental Permit.

                           (e) Contributor has been issued all Environmental
                  Permits required for the operation of the Properties and the Additional Property. All such Environmental Permits are in full force and effect and Contributor is in compliance in all material respects with the terms and conditions of such Environmental Permits.

                           (f) Contributor has not transported, disposed of or
                  treated, or arranged for the transportation, disposal or treatment of, any Hazardous Material from the Properties, the Additional Property or any portion thereof to any location that is: (i) listed, or to the best of Contributor's knowledge, proposed or nominated for listing, on the NPL or on any other similar list or (ii) the subject of any pending, or to the best of Contributor's knowledge, threatened, Federal, state or local enforcement action or other investigation under any Environmental Law.

                           (g) There are no underground storage tanks at, on or
                  under the Properties, the Additional Property or any portion thereof. Contributor has not removed, closed or abandoned any underground storage tanks at any of the Properties or the Additional Property, and Contributor has no knowledge of the existence, abandonment, closure or removal of underground storage tanks at any of the Properties or the Additional Property.

                           (h) There have been no environmental investigations,
                  studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, Contributor in relation to any Property or the Additional Property which have not been delivered to Acquiror prior to the execution of this Agreement.

         For purposes of this item (xxiv), the following terms shall have the meanings ascribed to them below.

                  (1) "Environmental Law" or "Environmental Laws" shall mean all applicable Federal, state and local statutes, regulations, directives, ordinances, rules, guidelines, court orders, judicial or administrative decrees, arbitration awards and the common law, which pertain to the environment, soil, water, air, flora and fauna, or health and safety matters, as such have been amended, modified or supplemented from time to time (including all amendments thereto and reauthorizations thereof). Environmental Laws include, without limitation, those relating to: (i) the manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; (ii) air, soil, surface, subsurface, groundwater or noise pollution; (iii) Releases; (iv) protection of endangered species, wetlands or natural resources; (v) the operation and closure of underground storage tanks; (vi) health and safety of employees and other persons; and (vii) notification and reporting requirements relating to the foregoing. Without limiting the above, Environmental Law also includes the following: (i) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sections 9601 et seq.), as amended ("CERCLA"); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), as amended ("RCRA"); (iii) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C.
         Sections 11001 et seq.), as amended; (iv) the Clean Air Act (42 U.S.C. Sections 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. Sections 1251 et seq.), as amended; (vi) the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), as amended; (vii) any state, county, municipal or local statutes, laws or ordinances similar or analogous to (including counterparts of) any of the statutes listed above; and (viii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing any of the above.

                   (2) "Environmental Permit" or "Environmental Permits" shall mean licenses, certificates, permits, directives, requirements, registrations, government approvals, agreements, authorizations, and consents which are required under or are issued pursuant to an Environmental Law.

                  (3) "Hazardous Material" or "Hazardous Materials" shall mean any chemical, pollutant, contaminant, pesticide, petroleum or petroleum product or by product, radioactive substance, hazardous or extremely hazardous solid waste, special, dangerous or toxic waste, substance, chemical or material regulated, listed, limited or prohibited under any Environmental Law, including without limitation: (i) friable or damaged asbestos, asbestos-containing material, polychlorinated biphenyls, solvents and waste oil; (ii) any "hazardous substance" as defined under CERCLA; and (iii) any "hazardous waste" as defined under RCRA or comparable state or local law.

                  (4) "Release" means any spill, discharge, leak, migration, emission, escape, injection, dumping or other release or threatened release of any Hazardous Material into the environment, whether or not notification or reporting to any governmental authority was or is required. Release includes, without limitation, the meaning of Release as defined under CERCLA.

                  B. Contributor represents and warrants to Acquiror that, as of the Closing or the Additional Closing, as the case may be, each of the representations and warranties set forth in Section 8A above shall be true, complete and correct except for changes in the operation of the Properties occurring prior to the Closing, or in the operation of the Additional Property occurring prior to the Additional Closing, that are specifically permitted by or pursuant to this Agreement and except for inaccuracies in such representations and warranties as to which Contributor had no actual knowledge at the date of this Agreement that are disclosed in the schedule to the certificate delivered by Contributor to Acquiror pursuant to Section 6C(i)(l).

                  C. Acquiror represents and warrants to Contributor that the following are true, complete and correct as of the date of this Agreement:

                         (i) Acquiror is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite partnership power and authority to own, lease and operate its properties and assets as they are now owned, leased and operated and to carry on its business as now conducted and presently proposed to be conducted. Acquiror is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use, or leasing of its assets and properties, or the conduct or nature of its business makes such qualification, licensing or admission necessary, except for failures to be so qualified, licensed or admitted and in good standing that individually or in the aggregate would not materially adversely affect the assets, business, operations or condition (financial or otherwise) of Acquiror or the ability of Acquiror to perform its obligations under this Agreement (an "Acquiror Material Adverse Effect").

                        (ii) Acquiror has all partnership power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The execution, delivery and performance by Acquiror of this Agreement and the other documents to be delivered by Acquiror at Closing and the Additional Closing, and the consummation by Acquiror of the transactions contemplated hereby and thereby are permitted under the Partnership Agreement, and at Closing and the Additional Closing will have been duly and validly authorized by all necessary partnership action on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror and is a valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms.

                       (iii) To the best of Acquiror's knowledge, it is not (a) in violation of the Partnership Agreement, (b) in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any obligation, agreement, covenant or condition contained in any material indenture, mortgage, deed of trust, loan or credit agreement, lease, contract or other material agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or by which it, or any of them, may be materially affected, or (c) in violation or in conflict with any provision of any Laws or Orders applicable to Acquiror or its assets, except in the case of clauses (b) and (c) for such defaults, violations or conflicts that individually or in the aggregate would not reasonably be expected to have an Acquiror
         Material Adverse Effect.

                        (iv) The Partnership Agreement is in full force and effect and has not been further amended or modified (other than any amendment which solely amends Schedule A thereto).

                         (v) The OP Units to be issued to the OP Unit
         Recipients, when issued, sold and paid for pursuant to this Agreement and the Partnership Agreement, will be duly authorized, validly issued, and fully-paid. At or prior to the Closing, the general partner of Acquiror shall have given such consents and taken such actions as necessary to vest each OP Unit Recipient with Conversion Rights (as defined in the Partnership Agreement) pursuant to Article XII of the Partnership Agreement; provided, however, that such Conversion Rights will be subject to the terms and provisions of Section 3F and the OP Unit Recipient Agreement.

                        (vi) There is no existing or, to Acquiror's knowledge, threatened, legal action or governmental proceedings of any kind involving Acquiror, any of its assets or the operation of any of the foregoing, which, if determined adversely to Acquiror or its assets, would have an Acquiror Material Adverse Effect.

                       (vii) The REIT is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own, lease and operate its properties and assets as they are now owned, leased and operated and to carry on its business as now conducted and presently proposed to be conducted. The REIT is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use, or leasing of its assets and properties, or the conduct or nature of its business makes such qualification, licensing or admission necessary, except for failures to be so qualified, licensed or admitted and in good standing that individually or in the aggregate would not materially adversely affect the assets, business, operations or condition (financial or otherwise) of the REIT (a "REIT Material Adverse Effect"). The REIT is the sole general partner of the Acquiror.

                      (viii) The REIT has all requisite corporate power and authority to enter into, execute and deliver this Agreement in its capacity as general partner of Acquiror and to perform fully its obligations hereunder in its capacity as general partner of Acquiror. The execution, delivery and performance by the REIT of this Agreement and the other documents to be delivered by the REIT at Closing and the Additional Closing in its capacity as general partner of Acquiror, and the consummation by the REIT of the transactions contemplated hereby and thereby at Closing and Additional Closing will have been duly and validly authorized by all necessary corporate action on the part of the REIT. This Agreement has been duly executed and delivered by the REIT and is a valid and binding obligation of the REIT, enforceable against the REIT in accordance with its terms.

                        (ix) To the best of the REIT's knowledge, it is not (a) in violation of its Certificate of Incorporation or by-laws, (b) in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any obligation, agreement, covenant or condition contained in any material indenture, mortgage, deed of trust, loan or credit agreement, lease, contract or other material agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or by which it, or any of them, may be materially affected, or (c) in violation or in conflict with any provision of any Laws or Orders applicable to the REIT or its assets, except in the case of clauses (b) and (c) for such defaults, violations or conflicts that individually or in the aggregate would not reasonably be expected to have a REIT Material Adverse Effect.

                         (x) The Conversion Shares will be duly authorized and reserved for issuance and, to the extent delivered upon exchange of the OP Units, when issued, sold and paid for pursuant to this Agreement and the Partnership Agreement, will be validly issued, fully-paid and nonassessable by the REIT.

                        (xi) The REIT is organized and operates in conformity with the requirements of a "real estate investment trust" under Sections 856 through 860 of the Code. The REIT has elected to be taxed as a "real estate investment trust" under the Code.

                       (xii) There is no existing, or, to the REIT's knowledge, threatened legal action or governmental proceedings of any kind involving the REIT, any of its assets or the operation of any of the foregoing, which, if determined adversely to the REIT or its assets, would have a material adverse effect on the financial condition, business or operations of the REIT or its assets and which would interfere with the Company's ability to perform its obligations hereunder.

                      (xiii) The REIT has prepared or caused to be prepared and timely filed all tax returns required to be filed on or before the date hereof with respect to Acquiror and the REIT, the failure of which to file would have an Acquiror Material Adverse Effect or a REIT Material Adverse Effect, which tax returns are true, correct and complete in all material respects. The REIT has paid or made provision for the payment of all taxes that are due or claimed to be due from it on or before the date hereof by any governmental taxing authority, the failure of which to pay would have an Acquiror Material Adverse Effect or a REIT Material Adverse Effect. No federal, state, local or foreign taxing authority has asserted any tax deficiency, lien, interest or penalty or other assessment against the REIT or Acquiror which has not been paid and there is no pending audit or inquiry from any federal, state, local or foreign tax authority relating to the REIT or Acquiror that may be expected to result in a tax deficiency, lien interest or other assessment against the REIT or Acquiror's assets, which in the aggregate would have an Acquiror Material Adverse Effect or a REIT Material Adverse Effect.

                       (xiv) The REIT has filed all forms, reports, schedules, proxy materials, registration statements and related prospectuses and supplements and other documents required to be filed by the REIT with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended, for the year ended December 31, 1997 and from December 31, 1997 up to the date hereof (collectively, the "SEC Documents") and will cause to be delivered to Contributor copies of such additional documents as may be filed with the SEC by the REIT between the date hereof and the Additional Closing Date. The SEC Documents were, and those additional documents filed between the date hereof and the Additional Closing will be, prepared and filed in all material respects in compliance with the rules and regulations promulgated by the SEC, and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                  D. Acquiror represents and warrants to Contributor that, as of the Closing (with respect to the Properties) and the Additional Closing (with respect to the Additional Closing), each of the representations and warranties set forth in Section 8C above shall be true, complete and correct.

                  E. For the period continuing through the first anniversary of the Closing Date (with respect to the Properties) and the Additional Closing Date (with respect to the Additional Property), and without limitation of document production otherwise required of Contributor hereunder, Contributor shall, from time to time, upon reasonable advance written notice from Acquiror, provide to Acquiror and its representatives access to all financial and other information pertaining to the period of Contributor's ownership and operation of the Properties and the Additional Property, as the case may be, which information is relevant and reasonably necessary, in the opinion of the Acquiror's outside, third party accountants (the "Accountants") to enable Acquiror and the Accountants to prepare financial statements in compliance with any and all of (a) Rule 3-05 or Rule 3-14 of Regulation S-X of the SEC, as applicable to the Acquiror; (b) any other rule issued by the SEC and applicable to the Acquiror; and (c) any registration statement, report or disclosure statement filed with the SEC by, or on behalf of the Acquiror; and (ii) a representation letter, in form specified by, or otherwise satisfactory to, the Accountants, signed by the individuals responsible for Contributor's financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which representation letter may be required by the Accountants in order to render an opinion concerning the Contributor's financial statements. Contributor shall indemnify and hold Acquiror harmless from and against any losses, costs, expenses (including, without limitation, reasonable attorneys' fees and expenses) and liabilities arising from Contributor's failure to comply with its obligation to provide such access and representation letter.


     9. ACQUIROR'S DUE DILIGENCE AND INSPECTION OF THE PROPERTIES

                  A. Subject to the provisions of Section 15B, during the period extending to and including the date which is fifteen (15) days from the date of this Agreement (the "Inspection Period"), Acquiror will complete its due diligence investigation of the Properties. During the Inspection Period, Acquiror and Acquiror's agents, engineers, surveyors, consultants, appraisers, auditors and other representatives (collectively, "Representatives") will, upon reasonable advance notice, be given the right to enter upon the Properties and perform nondestructive physical tests and to conduct any and all necessary engineering, environmental and other surveys, tests and inspections at the Properties and to examine and evaluate any books and records, agreements and documents within the possession of Contributor or subject to its control (whether or not located at the Properties), as Acquiror or Acquiror's agents may reasonably request. Contributor shall cooperate fully with the inspections hereunder by Acquiror and its Representatives, and shall furnish to Acquiror and its Representatives all such books, records, information (financial or otherwise), data and agreements that Acquiror or Acquiror's Representatives may reasonably request in connection with the investigations hereunder, including but not limited to, copies of all leases, Services Contracts, insurance policies, environmental reports, working drawings, plans and specifications, surveys, appraisals, engineering and architect reports, real estate tax bills and receipts, operating statements and related documents. Acquiror shall have the right to perform a Phase One environmental assessment of each of the Properties. Upon Acquiror's receipt of any such Phase One assessment, it shall provide a copy thereof to Contributor (at no cost to Contributor). If such Phase One assessment should recommend further inspections and testing at the Properties, Acquiror shall have the option, to be exercised by written notice given to Contributor prior to the expiration of the Inspection Period, to extend the Inspection Period for one (1) additional period of thirty
(30) days. Except as otherwise provided herein, Acquiror's obligations under this Agreement shall be contingent, only during the Inspection Period, upon Acquiror being satisfied in its sole discretion with the results of its investigation and evaluation of the Properties (the "Inspection Condition"). If the Inspection Condition is not so satisfied, Acquiror shall notify Contributor in writing (the "Termination Notice") prior to the expiration of the Inspection Period that it is terminating this Agreement, in which case this Agreement shall terminate; provided, that if the failure of the Inspection Condition results from the failure of any one Property, other than Logo 7 Court, to meet Acquiror's due diligence standards based on reasons related to title or environmental condition, Acquiror may, in its sole discretion, elect instead to terminate this Agreement only as it relates to such Property. If Acquiror shall give the Termination Notice to Contributor prior to the expiration of the Inspection Period, the Earnest Money (or the portion of the Earnest Money allocable to the Property that is the subject of the Termination Notice, as the case may be) shall be promptly returned to Acquiror and all parties hereto shall be released from all further obligations and liabilities hereunder, or with respect to such terminated Property, as the case may be, except with respect to the Surviving Indemnities. If Acquiror does not give the Termination Notice to Contributor prior to the expiration of the Inspection Period, Acquiror shall be deemed to have waived the Inspection Condition and Acquiror's right to terminate this Agreement pursuant to this Section 9 shall be deemed deleted from this Agreement.

                  B. Without limiting the generality of the foregoing, Acquiror may review applicable zoning rules and regulations to determine Acquiror's reasonable ability to undertake any planned building renovations or new construction within applicable zoning requirements. Contributor shall cooperate with Acquiror in such zoning analysis and shall provide Acquiror access to all relevant materials, including certificate of occupancy, licenses and special permits, and "as-built" floor plans and specifications relevant thereto.

                  C. Without limiting the generality of the foregoing, Contributor shall provide Acquiror with copies of all communications, letters, inquiries or notices received from any regulatory body dealing with environmental matters, water quality, air quality, life safety or OSHA, and all reports in its possession which may have been prepared addressing the presence of PCB, asbestos, or other Hazardous Materials or Releases at the Properties.


         10.      SCHEDULES

                  Within three (3) business days after the date of this Agreement, to the extent not previously delivered, Contributor shall furnish to
Acquiror:

                         (i) a true, correct and complete copy of each written Service Contract and a true, correct and complete summary of each oral Service Contract;

                         (ii) true, correct and complete copies of all of
                    the Leases;

                       (iii) a schedule of all insurance policies owned by or on behalf of Contributor with respect to the Properties and the Additional Property and the coverage amounts thereunder;

                        (iv) copies of all operating statements for the Properties and the Additional Property that are in the possession or control of Contributor for any time during the period commencing with the first day of the second full calendar year preceding the date of this Agreement and ending on the date of this Agreement; and

                         (v) copies of the most recent survey of and title policy or commitment for each of the Properties and the Additional Property in the possession or control of Contributor.


         11.      CONDITIONS PRECEDENT

                  A. Acquiror's obligation to acquire the Properties at the Closing and the Additional Property at the Additional Closing, as the case may be, shall be subject to and contingent upon the following conditions precedent with respect to the Properties or the Additional Property, as the case may be, any or all of which Acquiror may waive only by a notice delivered in accordance with Section 15G:

                         (i) Acquiror shall have received an Owner's Title Insurance Policy (or marked-up commitment therefor) insuring fee simple title to each of the Properties or the Additional Property, as the case may be, in Acquiror (or Acquiror's designee, if applicable) in amounts reasonably satisfactory to Acquiror and subject only to Permitted Exceptions, and otherwise in the form and condition required by this Agreement.

                        (ii) Contributor shall have obtained and delivered to Acquiror original executed tenant estoppel certificates (the "Tenant Estoppel Certificates") in substantially the form of Exhibit I attached hereto, dated not more than thirty (30) days before Closing or the Additional Closing, as the case may be, and executed by tenants under Leases leasing space producing not less than ninety-five percent (95%) of the total aggregate gross rental income for all of the Properties or the Additional Property, as the case may be, including, without limitation, those particular tenants listed in Exhibit J attached hereto ("Required Estoppel Tenants"). Contributor shall use its reasonable, good faith and diligent efforts to obtain the Tenant Estoppel Certificates. To the extent that the Tenant Estoppel Certificate obtained from a tenant contains less than all of the
         Exhibit I information, or to the extent that, after satisfying the above condition, Contributor is unable to obtain Tenant Estoppel Certificates from all of the remaining tenants, then, at Closing or the Additional Closing, as the case may be, Contributor shall execute a Tenant Estoppel Certificate with respect to those Leases for which no or an insufficient Tenant Estoppel Certificate has been obtained (provided that in the case of an insufficient Tenant Estoppel Certificate the certification from Contributor shall be limited to the insufficient matters). With respect to tenants who have signed Leases but not yet taken occupancy, the Tenant Estoppel Certificate shall appropriately identify the full and complete Lease but will omit certifications that are inappropriate.

                       (iii) The termination, on or before the Closing Date or Additional Closing Date, as the case may be, of all of the Service Contracts that Acquiror has reasonably determined are unacceptable to it and that Acquiror has elected to terminate by written notice given to Contributor prior to the expiration of the Inspection Period.

                        (iv) The representations and warranties made by Contributor in this Agreement shall be true and correct in all material respects on the Closing Date or the Additional Closing Date, as the case may be, as if made on such date.

                         (v) The delivery by Contributor of all documents (executed by parties other than Acquiror, where required) required under Section 6B(i).

                        (vi) Other than the Permitted Existing Indebtedness and Existing Mortgages, all liens or encumbrances of a definite or ascertainable amount on or related to the Properties or the Additional Property shall be paid off by Contributor and removed from such Property or Additional Property.

                       (vii) The terms of the Permitted Existing Indebtedness shall have been restructured to reflect the terms set forth on Schedule 3D attached to this Agreement.

                      (viii) The delivery of all necessary consents and approvals of lenders under the Permitted Existing Indebtedness to be assumed by Acquiror, and the consents and approvals set forth on
         Schedule 11A(viii) to this Agreement.

                        (ix) For the Additional Property only, the issuance of Certificate of completion from the Agency (as defined below) as required by Section 5(e) of the Project Agreement, dated December 12, 1997, between the city Indianapolis, Department of Metropolitan Development (the "Agency") and COB Associates, LLC.

                         (x) Contributor not being otherwise in default of its obligations under this Agreement.

                  B. If the condition precedent set forth in Section 11A(i) is not satisfied or waived on or prior to the Closing Date or the Additional Closing Date, as the case may be, Acquiror shall have the rights and remedies set forth in Section 5C. If any of the conditions precedent set forth in Section 11A(ii) is not satisfied or waived on or prior to the Closing Date or the Additional Closing Date, as the case may be, Acquiror shall have the right to terminate this Agreement upon written notice to Contributor, or to terminate this Agreement upon written notice to Contributor as it relates to any Property or the Additional Property for which such condition is unsatisfied, and in which event Escrowee shall immediately return the Earnest Money (allocable portion thereof) to Acquiror and this Agreement, or this Agreement as it relates to such Property or the Additional Property, as the case may be, without further action of the parties, shall become null and void and neither party shall have any further rights or obligations under this Agreement, or under this Agreement as it relates to such Property or the Additional Property, as the case may be, except with respect to the Surviving Indemnities. If any of the conditions precedent set forth in Sections 11A(iii), (iv), (v), (vi), (vii), (viii) (ix) and (x), is not satisfied or waived on or prior to the Closing Date or the Additional Closing Date, as the case may be, then Acquiror shall have the rights and remedies provided in Section 13B.

                  C. Contributor's obligation to contribute and convey the Properties at the Closing and the Additional Property at the Additional Closing shall be subject to and contingent upon the following conditions precedent with respect to the Properties or the Additional Property, as the case may be, any or all of which Contributor may waive by a notice delivered in accordance with
Section 15G:

                         (i) The representations and warranties made by Acquiror in this Agreement shall be true and correct in all material respects on the Closing Date or Additional Closing Date, as the case may be, as if made on such date.

                        (ii) The delivery by Acquiror of all documents (executed by Acquiror, where required) required under Section 6B(ii).

                       (iii) Acquiror not being otherwise in default of its obligations under this Agreement.

                        (iv) Acquiror agrees to take the Properties and Additional Property subject to the Permitted Existing Indebtedness.

                  If any of the conditions precedent set forth in Sections 11C(i), (ii) and (iii) is not satisfied or waived on or prior to the Closing Date or the Additional Closing Date, as the case may be, then Contributor shall have the rights and remedies provided in Section 13A. If any of the conditions precedent set forth in Section 11C(iv) is not satisfied or waived on or prior to the Closing Date or the Additional Closing Date, as the case may be, Contributor shall have the right to terminate this Agreement upon written notice to Acquiror and in which event Escrowee shall immediately return the Earnest Money to Acquiror and this Agreement, without further action of the parties, shall become null and void and neither party shall have any further rights or obligations under this Agreement, except with respect to the Surviving Indemnities.


         12.      BROKERAGE

                  Contributor and Acquiror represent and warrant to each other that neither they nor their affiliates have dealt with any broker, finder or the like in connection with the transaction contemplated by this Agreement, other than Oxford Realty Services, Inc. ("Oxford"). Acquiror shall pay Oxford its brokerage commission for the transactions contemplated herein pursuant to a separate agreement between Acquiror and Oxford. Acquiror and Contributor each agrees to indemnify, defend and hold the other harmless from and against all loss, expense (including reasonable attorneys' fees and court costs), damage and liability resulting from the claims of any other broker or finder (or anyone claiming to be a broker or finder) on account of any services claimed to have been rendered to the indemnifying party in connection with the transaction contemplated by this Agreement, except that Acquiror shall indemnify Contributor and hold Contributors harmless as provided above from any claims made by NatCity Investments.


         13.      DEFAULT AND REMEDIES

                  A. If the Closing does not occur due to Acquiror's default hereunder, or breach of its representations, warranties, covenants or other terms of this Agreement, and such default or breach is not cured or remedied within ten (10) business days after receipt of written notice thereof given by Contributor to Acquiror, or otherwise waived by Contributor, Contributor may terminate this Agreement and, as its sole remedy, receive the Earnest Money from the Escrowee, as liquidated damages, in which event this Agreement shall be deemed null and void and the parties shall be released from all further obligations and liabilities under this Agreement, except with respect to the indemnity set forth in Section 15B. It is recognized by Contributor and Acquiror that the damages Contributor will sustain by reason of Acquiror's default, breach or failure will be substantial, but difficult, if not impossible, to ascertain. The Earnest Money has been determined by the parties as a reasonable sum for damages and is intended not as a penalty, but as full liquidated damages.

                  B. If, prior to the Closing, Contributor is in default with respect to, or breaches, or fails to perform one or more of its representations, covenants, warranties or other terms of this Agreement, and such default, breach or failure is not cured or remedied within ten (10) business days after receipt of written notice thereof given by Acquiror to Contributor, or otherwise waived by Acquiror, Acquiror as its sole remedy may (a) terminate this Agreement, or terminate this Agreement with respect to any one Property (other than Logo 7 Court) or the Additional Property to which such default relates, in which event the Earnest Money, or allocable portion thereof, shall be returned by the Escrowee to Acquiror and, upon such return, the parties shall be released from all further obligations and liabilities under this Agreement, or under this Agreement as it relates to such Property or the Additional Property, as the case may be, except with respect to the Surviving Indemnities, (b) sue for Specific Performance (as defined below) or (c) proceed with the Closing and pursue its remedies pursuant to Section 14A. For purposes of this Agreement, "Specific Performance" shall mean delivery of the Deeds free and clear of all Liens of a definite or ascertainable amount other than the Permitted Indebtedness and the performance of all other obligations of Contributor other than obligations arising out of, or pertaining to, a breach or inaccuracy of any representation or warranty contained in Section 8A, other than subsection (xiv) of Section 8A, which was disclosed on the certificate delivered by Contributor to Acquiror pursuant to Section 6C(i)(l), provided that (a) Contributor had no actual knowledge of such breach or inaccuracy on the date of this Agreement and (b) such inaccuracy or breach was not the result of an intentional act or omission of Contributor.

                  C. If, after the Closing has occurred, but prior to the Additional Closing, Acquiror is in default with respect to, or breaches, or fails to perform one or more of the representations, warranties, covenants or other terms of this Agreement related to the Additional Property, and such default, breach or failure is not cured or remedied within five (5) business days prior to the Additional Closing Date or otherwise waived by Contributor, Contributor may terminate this Agreement with respect to the Additional Property and, as its sole remedy, receive $100,000 from Acquiror, as liquidated damages, and, upon such payment, the parties shall be released from all further obligations and liabilities under this Agreement with respect to the Additional Property, except with respect to the Surviving Indemnities. It is recognized by Contributor and Acquiror that the damages Contributor will sustain by reason of Acquiror's default, breach or failure will be substantial, but difficult, if not impossible, to ascertain. The payment stated above has been determined by the parties as a reasonable sum for damages and is intended not as a penalty, but as full liquidated damages.

                  D. If, after the Closing has occurred, but prior to the Additional Closing, Contributor is in default with respect to, or breaches, or fails to perform one or more of the representations, covenants, warranties or other terms of this Agreement related to the Additional Property, and such default, breach or failure is not cured or remedied within five (5) business days prior to the Additional Closing Date or otherwise waived by Acquiror, Acquiror as its sole remedy may (a) terminate this Agreement with respect to the Additional Property, in which event the parties shall be released from all further obligations and liabilities under this Agreement with respect to the Additional Property, except with respect to the Surviving Indemnities, (b) sue for Specific Performance or (c) proceed with the Additional Closing and pursue its remedies pursuant to Section 14A.

         14.      INDEMNIFICATION

                  A. Indemnification by Contributor. Contributor agrees to indemnify Acquiror and its respective shareholders, directors, employees, agents, partners and affiliates in respect of, and hold each of them harmless from and against, any and all losses, liabilities (including punitive or exemplary damages, fines or penalties and interest thereon), expenses (including fees and disbursements of counsel and expenses of investigation and defense), claims or other obligations of any value whatsoever (collectively, "Losses") suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of or inaccuracy in any representation or warranty, or nonfulfillment of or failure to perform or breach of any covenant or agreement on the part of Contributor contained in this Agreement, or (ii) any default or dispute set forth in
Schedule 8A(xiii) attached to this Agreement. If Acquiror does not elect to terminate this Agreement at the Closing with respect to the Properties or at the Additional Closing with respect to the Additional Property, as the case may be, Acquiror shall be deemed to have waived the breach or inaccuracy of any representation or warranty contained in Section 8A, other than subsection (xiv) of Section 8A (unless such breach of subsection (xiv) of Section 8A arose out of an event which occurred subsequent to the date of this Agreement and was beyond the control of Contributor), which was disclosed on the certificate delivered by Contributor to Acquiror pursuant to Section 6C(i)(l), provided that (a) Contributor had no actual knowledge of such breach or inaccuracy on the date of this Agreement and (b) such inaccuracy or breach was not the result of an intentional act or omission of Contributor.

                  B. Indemnification by Acquiror. Acquiror agrees to indemnify the Contributor and its members, officers, directors, employees, agents and affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of or inaccuracy in any representation or warranty, or nonfulfillment of or failure to perform or breach of any covenant or agreement on the part of Acquiror contained in this Agreement.

                  C. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this Section 14 will be asserted and resolved as follows:

                         (i) If any claim or demand in respect of which an Indemnified Party might seek indemnity under this Section 14 is asserted against or sought to be collected from such Indemnified Party by a person or entity other than Contributor, Acquiror or any Affiliate of the Contributor or Acquiror (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice (as defined below) with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period (as defined below) whether the Indemnifying Party disputes its liability to the Indemnified Party under this Section 14 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

                  (a) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 14C(i), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to this Section 14). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause (a), may file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party, at the sole cost and expense of the Indemnifying Party, will provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (a), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under this Section 14 with respect to such Third Party Claim.

                  (b) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 14C(i), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (b), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (c) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause
         (b) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause
         (b), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

                  (c) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under this Section 14 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under this Section 14 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified
         Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with paragraph (iii) of this Section 14C.

                        (ii) If any Indemnified Party should have a claim under this Section 14C against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice (as defined below) with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under this Section 14 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with paragraph (iii) of this Section 14C.

                       (iii) Any dispute submitted to arbitration pursuant to this Section 14C shall be finally and conclusively determined by the decision of a board of arbitration consisting of three (3) members (hereinafter sometimes called the "Board of Arbitration") selected as hereinafter provided. Each of the Indemnified Party and the Indemnifying Party shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty
         (20) days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for such purpose by the Indemnified Party. The Board of Arbitration shall meet in New York City, New York or such other place as a majority of the members of the Board of Arbitration determines more appropriate, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of a claim filed by the Indemnified Party. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) calendar days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each party to any arbitration shall bear its own expense in relation thereto, including but not limited to such party's attorneys' fees, if any, and the expenses and fees of the member of the Board of Arbitration appointed by such party, provided, however, that the expenses and fees of the third member of the Board of Arbitration and any other expenses of the Board of Arbitration not capable of being attributed to any one member shall be borne in equal parts by the Indemnifying Party and the Indemnified Party.

         For purposes of this Section 14, the following terms shall have the meanings ascribed to them below:

                  (1) "Claim Notice" shall mean written notification of a Third Party Claim, pursuant to Section 14C(i), as to which indemnity under Section 14 is sought by an Indemnified Party, enclosing a copy of all papers served, if any; and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 14, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

                  (2) "Dispute Period" shall mean the period ending thirty (30) calendar days following receipt by an Indemnifying Party of either a Claim Notice or Indemnity Notice.

                  (3) "Indemnified Party" shall mean any person or entity claiming indemnification under any provision of Section 14.

                  (4) "Indemnifying Party" shall mean any person or entity providing indemnification under any provision of Section 14.

                  (5) "Indemnity Notice" shall mean written notification pursuant to Section 14C(ii) of a claim for indemnity under Section 14 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

                  D. Limitations on Indemnification. Notwithstanding any provision in this Agreement to the contrary, Acquiror and Contributor agree as follows:

                           (i) the obligation of either party under this Section 14 to indemnify the other party for a breach of a representation or warranty set forth in Section 8 of this Agreement shall only become operative after the total amount of such claims for indemnification by the other party exceed Three Hundred Seventy Thousand Dollars ($370,000) (net of insurance proceeds actually received by the Indemnified Party within three months after determination of liability; provided, however, that the Indemnified Party shall not be required seek enforcement of any insurance liability in a court of law), and when the amount of such claims exceed Three Hundred Seventy Thousand Dollars

         ($370,000), reimbursement will be limited to those claims in excess of Three Hundred Seventy Thousand Dollars ($370,000);

                           (ii) the aggregate liability of either party for indemnification pursuant to this Section 14 shall not exceed the aggregate amount of the Contribution Consideration and the Additional Consideration (with the OP Units delivered at the Closing and the Additional Closing valued at $17.50 per OP Unit) (the "Cap"); provided, however, that no OP Unit Recipient shall be liable pursuant to this
         Section 14 for more than that portion of the Cap equal to the product of (a) the Cap, multiplied by (b) the total number of OP Units received by such OP Unit Recipient, divided by the total number of OP Units delivered by Acquiror pursuant to this Agreement; and

                           (iii) Except as hereinafter provided, all representations and warranties made in Section 8 by Contributor and/or the OP Unit Recipients and by Acquiror shall survive (a) the Closing until the second (2nd) anniversary of the Closing Date and (b) the Additional Closing until the second (2nd) anniversary of the Additional Closing Date, and shall not merge into any instrument of conveyance delivered at the Closing or the Additional Closing; provided, however, that the foregoing limitation shall not apply to the extent any claim for indemnification is made under this Agreement with respect to any representation, warranty, covenant or agreement that would otherwise terminate pursuant to this Section 14D and a notice for indemnification shall have been timely given under Section 14 on or prior to such termination date, in which case such survival period will be extended as it relates to such related claims until the related claim for indemnification has been satisfied or otherwise resolved as provided in Section 14. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date, which shall survive for the respective periods set forth herein. Notwithstanding the foregoing, the representations and warranties contained in Section 8A(xv), (xvi) and (xxiv) shall survive until the expiration of the statute of limitations applicable thereto.


         15.      MISCELLANEOUS


                  A. Except as expressly set forth in this Agreement, this Agreement shall not be cancelled or merged upon consummation of the Closing or the Additional Closing. Each and every representation and warranty of Contributor contained in this Agreement shall be deemed to have been relied upon by Acquiror notwithstanding any investigation Acquiror or its agents may have made with respect thereto or any information developed by or made available to Acquiror prior to the Closing or the Additional Closing, as the case may be.


                  B. Between the date of this Agreement and the Closing Date, Acquiror and its agents or representatives shall have the right to enter upon the Properties and the Additional Property for the purpose of examining, inspecting and testing the Properties and the Additional Property. Acquiror shall hold Contributor harmless for damages resulting therefrom and which would not have been incurred but for the negligent acts of Acquiror or its agents or representatives, provided that if any claim relating thereto is asserted against Contributor, Contributor shall promptly give written notice thereof to Acquiror and allow Acquiror a reasonable opportunity to defend same.

                  C. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Contributor or Acquiror. Notwithstanding the foregoing, Acquiror may direct Contributor to convey the Properties or any part thereof to any party designated by Acquiror, provided notice of such designation is given to Contributor in writing at least ten (10) business days prior to Closing and such designee is a directly or indirectly wholly-owned subsidiary of Acquiror that is ignored for federal income tax purposes. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Contributor and Acquiror and their respective successors and assigns.


                  D. This Agreement constitutes the entire agreement between Contributor and Acquiror with respect to the Properties and the Additional Property and shall not be modified or amended except in a written document signed by Contributor and Acquiror. Any prior agreement or understanding between Contributor and Acquiror concerning the Properties or the Additional Property is hereby rendered null and void.

                  E. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday or legal holiday.


                  F. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.


                  G. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally (including delivery by overnight courier such as Federal Express) or by certified mail, return receipt requested, postage prepaid or by facsimile transmission to the fax number shown below and simultaneously mailed by first-class mail of the United States Postal Service, addressed as follows:


                           1.       If to Contributor:


                                    Browning Investments, Inc.
                                    Capitol Center - Suite 200
                                    251 North Illinois Street
                                    Indianapolis, IN 46204
                                    Telephone:  (317) 237-2800
                                    Facsimile:  (317) 237-2826
                                    Attention:   Mr. Michael G. Browning

                                    With a copy to:

                                    Baker & Daniels
                                    300 North Meridian Street
                                    Suite 2700
                                    Indianapolis, IN 46204
                                    Telephone:  (317) 237-1124
                                    Facsimile:  (317) 237-1000
                                    Attention:  Donald P. Bennet, Esq.

                           2.       If to Acquiror:

                                    American Real Estate Investment Corporation
                                    Plymouth Meeting Executive Campus
                                    620 West Germantown Pike, Suite 200
                                    Plymouth Meeting, Pennsylvania 19462
                                    Telephone: (610) 834-7950
                                    Facsimile: (610) 834-9560
                                    Attention: Stephen J. Butte


                                    With a copy to:

                                    Rogers & Wells LLP
                                    200 Park Avenue
                                    New York, New York  10166
                                    Telephone: (212) 878-8285
                                    Facsimile: (212) 878-8375
                                    Attention: Stephen E. Poltrack, Esq.

Unless otherwise specified, notices shall be deemed given when received, but if delivery is not accepted, on the earlier of the date delivery is refused or the third day after the same is deposited with the United States Postal Service. Either party hereto may change its address for receiving notices, requests, demands or other communications by notice sent in accordance with the terms of this Section 15G.

                  H. Contributor acknowledges that (i) the computation of taxable income of Acquiror is crucial in the determination of the taxable income of REIT, (ii) REIT needs to be able to prepare accurate estimates of its taxable income in order to monitor compliance with the requirement that it distribute 95% of its taxable income to its shareholders, and (iii) the depreciation of the Properties and the Additional Property and the required depreciation allocations under Section 704(c) of the Code will materially impact the computation of Acquiror's and REIT's taxable income. Accordingly, Contributor agrees that (i) prior to the expiration of the Inspection Period, Contributor shall provide Acquiror with tax basis computations and historical tax depreciation schedules updated through the Closing Date for each Property and the Additional Closing Date for the Additional Property; and (ii) prior to the expiration of the Inspection Period, Contributor shall provide Acquiror with all data required to perform depreciation allocations (as contemplated by Section 704(c) of the Code) with respect to each Property, the Additional Property and each OP Unit Recipient. Such data shall include the tax basis allocable to each OP Unit Recipient for each Property and the Additional Property. In addition, Contributor acknowledges that, if repayment of any Permitted Existing Indebtedness triggers discharge of indebtedness income under the Code (and particularly Section 61(a)(12) thereof), the Acquiror's Partnership Agreement shall be amended to specially allocate all such income to Contributor.

                  I. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Contributor will not, and will not permit any of its Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of Acquiror, which consent shall not be unreasonably withheld. Acquiror and Contributor will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

                  J. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument. Execution copies of this Agreement may also be exchanged by facsimile, and facsimile signatures shall be treated as originals.

                  K. When the context so requires, the singular number shall include the plural and the plural the singular, and the use of any gender shall include all genders.

                  L. This Agreement may not be modified, discharged or changed in any respect whatsoever, except by a further agreement in writing duly executed by Contributor and Acquiror. However, any consent, waiver, approval or authorization shall be effective if signed by the party granting or making such consent, waiver, approval or authorization.

                  M. The invalidation or unenforceability in any particular circumstance of any of the provisions of this Agreement shall in no way affect any of the other provisions hereof, which shall remain in full force and effect.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the respective dates set forth below:

                             ACQUIROR:

                             AMERICAN REAL ESTATE INVESTMENT, L.P.,
                             a Delaware limited partnership

                             BY:      American Real Estate Investment
                                      Corporation, a Maryland corporation, its
                                      sole general partner

                                      By: /s/Stephen J. Butte
                                          ------------------------
                                          Name:    Stephen J. Butte
                                          Title:   Vice President

                                            Date:  December 4, 1998


                             CONTRIBUTOR:

                             MPSN, L.L.C.


                             By:      /s/ Michael G. Browning
                                      -------------------------
                                      Michael G. Browning
                                      President

                             Date:    December 4, 1998
                                      ----------------
                             Corporate Drive Associates, LLC


                             By:      /s/ Michael G. Browning
                                      -------------------------
                                      Michael G. Browning
                                      Member

                             Date:    December 4, 1998
                                      ------------------

                             Post 70 Building 7 Partners


                             By:      /s/Michael G. Browning
                                      -------------------------
                                      Michael G. Browning
                                      Member

                             Date:    December 4,1 998
                                      ----------------

                             COB Associates, LLC


                             By:      /s/ Michael G. Browning
                                      -------------------------
                                      Michael G. Browning
                                      President

                             Date:    December 4, 1998
                                      ----------------

                             OP UNIT RECIPIENTS:

                             The undersigned hereby (i) agree to
                             be bound by all obligations of the
                             OP Unit Recipients arising under
                             this Contribution Agreement and (ii)
                             confirm the accuracy of all
                             representations and warranties made
                             by Contributor with respect to the
                             OP Unit Recipients:

                             ----------------------------------------------

                             ----------------------------------------------

                             ----------------------------------------------

                             Date:  December 4, 1998